Exhibit 4.6

EXECUTION VERSION

DATED THIS 9th DAY OF FEBRUARY 2007

AMONG

THE SEVERAL PERSONS NAMED AS SHAREHOLDERS

(the “Existing Shareholders”)

AND

WUXI PHARMATECH (BVI) INC.

(the “Company”)

SECOND AMENDED AND RESTATED

JOINT VENTURE AGREEMENT

relating to

WUXI PHARMATECH (BVI) INC.

TABLE OF CONTENTS

		Page
1.	DEFINITIONS	2

2	BUSINESS OF THE GROUP	7

3	MANAGEMENT OF THE GROUP	9

4	RESERVED MATTERS	12

5	UNDERTAKINGS	14

6	PRE-LISTING ESOS	19

7	TRANSFERS AND ISSUANCE OF SHARES	19

8	PUBLIC LISTING	25

9	CERTAIN SHAREHOLDERS’ LOCK-UP	26

10	DEFAULT AND TERMINATION	27

11	PUT OPTION	29

12	SHARE CERTIFICATE LEGEND	30

13	ENTIRE AGREEMENT	31

14	CONFIDENTIALITY	31

15	NATURE OF RIGHTS AND OBLIGATIONS	32

16	REPRESENTATIONS AND WARRANTIES	32

17	NOTICES	34

18	GENERAL MATTERS	35

19	GOVERNING LAW AND DISPUTE RESOLUTION	36

20	TERMINATION	38

SCHEDULE 1A		39

SCHEDULE 2A		45

SCHEDULE 3		46

SCHEDULE 4		49

SCHEDULE 5		56

SCHEDULE 6		59

2

THIS AGREEMENT is made on the 9th day of February, 2007

AMONG:

(1)	THE SEVERAL PERSONS NAMED AS SHAREHOLDERS IN SCHEDULE 1A, (collectively the “Existing Shareholders” and individually a “Existing Shareholder”);

(2)	THE SEVERAL PERSONS NAMED AS SHAREHOLDERS IN SCHEDULE 1B (collectively “GA”) AND SCHEDULE 1C (collectively, the “Series C Fidelity Investors”);

(3)	WUXI PHARMATECH (BVI) INC., a company incorporated in the British Virgin Islands and having its registered address at P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands (the “Company”).

WHEREAS:-

(A)	The Company is a limited liability company incorporated in the British Virgin Islands and has at the date of this Agreement an authorised share capital of US$10,050,000, consisting of 5,000,000 preference shares of par value US$0.01 each and 10,000,000 ordinary shares of par value US$1.00 each.

(B)	The Fidelity Greater China Venture Fund L.P. (“Fidelity Greater China”, and collectively with the Series C Fidelity Investors, “Fidelity”), UOB Hermes Asia Technology Fund (“UOB Hermes”), UOB JAIC Venture Bio Investments Limited (“UOB JAIC”), New America, L.P. (“NAP”), ChinaTechs, Inc. and Dr. J.J. Baldwin entered into a Joint Venture Agreement dated 9 August 2005 (the “2005 JV Agreement”) to regulate their relationship inter se as shareholders of the Company.

(C)	Pursuant to the dissolution of ChinaTechs, Inc., the shareholders of ChinaTechs, Inc. were transferred all the ordinary shares held by ChinaTechs, Inc. in the capital of the Company and each of them has executed a Deed of Ratification dated 28 October 2005, to accede to and ratify the terms of the 2005 JV Agreement as shareholders of the Company.

(D)	The Existing Shareholders and the Company entered into (a) a Subscription Agreement dated 26 May 2006 (the “Series B Subscription Agreement”), pursuant to which Fidelity Greater China, UOB Hermes, UOB JAIC, NAP and UOB Venture Technology Investments Ltd subscribed for an aggregate of 2,688,000 Series B Preference Shares of the Company, par value US$0.01 per share (the “Series B Preference Shares”),; and (b) an Amended and Restated Joint Venture Agreement dated June 1, 2006 (the “Amended and Restated JV Agreement”).

(E)	The Company, GA, the Series C Fidelity Investors and certain selling shareholders of the Company entered into a Share Subscription Agreement dated January 26, 2007 (the “Series C Subscription Agreement”) pursuant to which GA and the Series C Fidelity Investors agreed to subscribe for an aggregate of 1,255,619 Series C Preference Shares of the Company, par value US$0.01 per share (the “Series C Preference Shares”).

(F)	The Company, GA and J.P. Morgan Securities Ltd. (“JPM”) entered into a Note Purchase Agreement dated January 26, 2007 (the “Note Purchase Agreement”) pursuant to which GA and JPM agreed to purchase convertible notes (each, a “Note” and collectively, the “Notes” having an aggregate principal amount of US$40 million.

(F)	To give effect to their intentions and to regulate their relationship inter se as shareholders in the conduct of the business and affairs of the Company, the Existing Shareholders, GA, the Series C Fidelity Investors and the Company hereby agree to enter into this Agreement, which shall amend and supersede the Amended and Restated JV Agreement.

NOW IT IS HEREBY AGREED that the Amended and Restated JV Agreement shall be amended and restated in its entirety as set forth herein, and the Parties hereto further agree as follows:-

1.	DEFINITIONS

1.1	In this Agreement, unless the subject or context otherwise requires the following words and expressions shall have the following meanings:

“Affiliate” means (a) in relation to any individual, the Immediate Family of such individual or any entity controlled by the individual (and in the case of the Founder, whether by himself or together with other Founders), where “control” shall mean the power to direct the management and policies or appoint or remove members of the board of directors or other governing body of the entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and “controlled” and “controlling” shall be construed accordingly; (b) in relation to any legal person, (i) a company which is for the time being a holding company of such legal person, or a Subsidiary of such legal person or of such holding company or (ii) any other person controlled by, controlling or under common control with such legal person;

“Articles” means the articles of association of the Company (as from time to time amended, modified or supplemented);

“Auditors” means the auditors for the time being of the Company;

“Big Four Accounting Firm” means Deloitte Touche Tohmatsu, Ernst & Young, KPMG or PricewaterhouseCoopers, and any of their respective successors;

“Board” means the Board of Directors of the Company;

“Business” has the meaning ascribed to it in Clause 2;

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York or Shanghai, the PRC are authorized or required by law or executive order to close;

“China” or “PRC” means the People’s Republic of China;

“Directors” means the directors for the time being of the Company and shall, where applicable, include their duly appointed alternate directors;

“Encumbrance” means and includes any interest or equity of any person (including, without limitation to any right to acquire, option or right of pre-emption) or any mortgage, pledge, lien (including without limitation any unpaid vendor’s lien or similar lien), option, charge (whether fixed or floating), assignment, hypothecation, title retention or conditional sale agreement, lease, hire or hire purchase agreement, restriction as to transfer, use or possession, easement, subordination to any right of any other person, or other agreement or arrangement which has the same or a similar effect to the granting of security, encumbrance or a security interest over or in the relevant property;

“Fidelity Persons” means (1) Fidelity International Limited (“FIL”), a company incorporated in Bermuda, and any subsidiary undertaking of FIL from time to time (FIL and its subsidiary undertakings being the “FIL Group”); (2) FMR Corp. (“FMR”), a Delaware corporation, and any subsidiary undertaking of FMR from time to time (FMR and its subsidiary undertakings being the “FMR Group”); (3) any director, officer, employee or shareholder of the FIL Group and/or the FMR Group or members of his family and any company, trust, partnership or other entity (“Entities”) formed for his or any of their benefit from time to time (any or all of such individuals and Entities being the “Closely Related Shareholders”); (4) any Entity controlled by Closely Related Shareholders where “control” shall mean the power to direct the management and policies or appoint or remove members of the board of directors or other governing body of the Entity, directly or indirectly, whether through the ownership of voting securities, contract or otherwise, and “controlled” shall be construed accordingly; and (5) any affiliate of any member of the FIL Group and/or the FMR Group (where “affiliate” means any Entity controlled by any combination of any Closely Related Shareholders and any member of the Group and/or the FMR Group, and includes the officers, partners and directors of any affiliate);

“Founders” means Li Ge, Liu Xiaozhong, Lin Tao and Zhang Zhaohui, and “Founder” means any one of them;

“Governmental Authorities” means the government of any nation, state or political subdivision thereof or any entity or agency exercising executive, legislative, judicial, regulatory or administrative functions of any of the foregoing;

“Group” or “Group Companies” means the Company and its Subsidiaries, including but not limited to the WXPT Group Companies, and “Group Company” means each of them as the context may require;

“Group Budget” means the annual and supplementary budgets of the Group, including without limitation the capital expenditure budget, operating budget, investment budget, revenue forecast, cash flow forecast, profit and loss forecast and balance sheet;

“IFRS” means, in respect of any entity, the International Financial Reporting Standards issued by the International Accounting Standards Committee from time to time;

“Immediate Family” means, in relation to an individual, the spouse, child, adopted child, step-child, sibling and parent of such individual;

“Interest” means, in relation to any Shareholder, any direct or indirect financial or commercial interest of that Shareholder or its Affiliates arising from any existing or proposed arrangement, contract, litigation or other proceedings between the any of the Group Company on the one hand and that Shareholder and any of its Affiliates on the other;

“Joinder” means a joinder substantially in the form set out in Schedule 5;

“Majority Preference Directors” means such Preference Directors nominated by Preference Shareholders holding in aggregate not less than 85% of the total Preference Shares outstanding;

“Memorandum” means the memorandum of association of the Company (as from time to time amended, modified or supplemented);

“NAP Persons” means TianHeDi Growth Capital Fund (or such other name as may be approved by the relevant authorities), a new investment fund to be set up and managed by Oliver Curme, and/or such other investment fund managed by Oliver Curme;

“Option Shares” means (where the Preference Shares have been converted into Ordinary Shares) the Ordinary Shares held by each of the Preference Shareholders and (where the Preference Shares have not been converted into Ordinary Shares) the Preference Shares held by each of the Preference Shareholders, in respect of which a Put Option has been exercised;

“Ordinary Shares” means the ordinary shares of par value US$1.00 each in the capital of the Company;

“Parties” means the Existing Shareholders, GA, the Series C Fidelity Investors and the Company, and “Party” shall mean each or any of them;

“Pre-Listing ESOS” means the employee share option scheme implemented and/or to be implemented by the Company prior to a Qualifying IPO, pursuant to which stock options to purchase up to 1,480,889 Ordinary Shares have or may be granted by the Company to employees of the Group, which Shares when issued pursuant to the Pre-Listing ESOS shall rank pari passu in all respects with the then Ordinary Shares and be treated as the same class of Ordinary Shares;

“Preference Directors” means such Directors of the Company for the time being and from time to time appointed by the Preference Shareholders and “Preference Director” shall mean each or any of them;

“Preference Shares” means the Series A Preference Shares, the Series B Preference Shares and the Series C Preference Shares;

“Preference Shareholders” means the holders of the Preference Shares named in Schedule 2A, and shall include each of their successors and permitted assigns in accordance with the terms of this Agreement (including, without limitation, assignees described in Clauses 7.10.1, 7.10.2, 7.10.3 and 7.10.4);

“Put Option” has the meaning ascribed to it in Clause 12.1;

“Put Option Price” means, in respect of each Option Share, an amount equal to the sum of the relevant Subscription Price paid on that Option Share by a Preference Shareholder pursuant to the terms of the relevant Subscription Agreement and an additional sum calculated at a rate of six per cent (6%) per annum for the duration between the date of payment of such Subscription Price by such Preference Shareholder to the Company and the date of Put Option Completion relating to that Option Share, less any ordinary or preference dividends declared and paid by the Company in respect of that Option Share;

“Qualifying IPO” means an underwritten public offering of Ordinary Shares on a Recognised Stock Exchange, in which the net price per share (after underwriters discounts and commissions) issued by the Company equals at least US$54.295 (subject to anti-dilution adjustment for share splits, share dividends, bonus issues, reorganizations, recapitalizations and similar events);

“Qualifying Existing Shareholder IPO” means an underwritten public offering of Ordinary Shares on a Recognised Stock Exchange, in respect of which the pre-offering valuation of the Company amounts to US$100,000,000.

“Recognised Stock Exchange” means NASDAQ, the New York Stock Exchange or any other internationally recognised stock exchange or other securities organisation as may be agreed to by the Preference Shareholders and the Founders;

“Reserved Matters” means each of the matters in Clause 4.1;

“RMB” or “Renminbi” means the lawful currency of the PRC;

“Rexbury” means Rexbury Limited, a company incorporated in Hong Kong and having its registered address at 35F Cheung Kong Center, 2 Queen’s Rd, Central Hong Kong;

“Senior Management Personnel” means the persons named as senior management personnel in Schedule 3 and shall include any other persons appointed to such positions;

“Series A Preference Shares” means the 618,800 Preference Shares subscribed by UOB Hermes, UOB JAIC, NAP and Fidelity Greater China pursuant to the terms of the Series A Subscription Agreement;

“Series A Subscription Agreement” means the Subscription Agreement dated 18 June 2005 entered between ChinaTechs, Inc., Dr. J.J., Baldwin, UOB, UOB JAIC, NAP and Fidelity Greater China in respect of the subscription of the Series A Preference Shares and Ordinary Shares in the Company.

“Series B Preference Shares” has the meaning set forth in Recital D.

“Series B Subscription Agreement” has the meaning set forth in Recital D.

“Series C Preference Shares” has the meaning set forth in Recital E.

“Series C Subscription Agreement” has the meaning set forth in Recital E.

“Shareholders” means each of the Existing Shareholders, the Series C Fidelity Investors and GA, provided that any such person shall, upon execution by the transferee of all or any portion of the Shares held by such shareholder of the Joinder, cease to be a Shareholder and the transferee of such Shares shall, on execution of such Joinder, be treated as a Shareholder, and this Agreement shall be construed accordingly and “Shareholder” shall mean each or any of them;

“Shareholding Requirement” means the Preference Shareholders holding Preference Shares amounting to not less than 50% of the number of Preference Shares as at the date hereof (subject to the Adjustment in accordance with the Articles of Association of the Company);

“Shares” means the shares (whether ordinary, preference or otherwise) in the capital of the Company and “shareholding” shall be construed accordingly;

“Subscription Agreements” means the Series A Subscription Agreement, the Series B Subscription Agreement and the Series C Subscription Agreement and “Subscription Agreement” shall mean each or any of them (as the case may be);

“Subscription Price” means the respective price per share paid by the Preference Shareholders for the subscription of the (i) Series A Preference Shares (such price per share being US$1.00 (subject to anti-dilution adjustment for share splits, share dividends, bonus issues, reorganizations, recapitalizations and similar events)), (ii) Series B Preference Shares (such price per share being US$7.14 (subject to anti-dilution adjustment for share splits, share dividends, bonus issues, reorganizations, recapitalizations and similar events)) and (iii) Series C Preference Shares (such price per share being US$43.436 (subject to anti-dilution adjustment for share splits, share dividends, bonus issues, reorganizations, recapitalizations and similar events)), pursuant to the terms of the applicable Subscription Agreement;

“Subsidiary” means (i) in respect of any person, any entity controlled directly or indirectly by such person, such control being evidenced by (a) the ownership of more than 50 per cent of the shares of such entity; or (b) the ability to control the composition of the majority of the board of directors of such entity, or (c) the ability to exercise or control the exercise of more than 50 per cent. of the voting rights of such entity, and (ii) in respect of the Company, shall also include all the companies mentioned in Schedule 4;

“UOB Entities” means UOB Hermes Asia Technology Fund, UOB JAIC Venture Bio Investments Ltd and UOB Venture Technology Investments Ltd;

“UOB Persons” means any investment fund set up and managed by UOB Limited and/or its Subsidiary;

“U.S.” means the United States of America;

“US GAAP” means United States generally accepted accounting principles in the United States of America;

“US$” means the lawful currency of the United States of America;

“WXPT” means WuXi PharmaTech Co., Ltd, a company established in the Municipality of Wuxi, Jiangsu Province, the People’s Republic of China; and

“WXPT Group Companies” means WXPT and its Subsidiaries, as more particularly set out in Schedule 4.

1.2	Any references to a document being “in the agreed terms” means in the terms agreed between the parties and for the purpose of identification signed by the parties named in the document.

1.3	Any reference to a statutory provision shall include such provision and any regulations made in pursuance thereof as from time to time modified or re-enacted whether before or after the date of this Agreement so far as such modification or re-enactment applies or is capable of applying to any transactions entered into prior to the date of this Agreement and (so far as liability thereunder may exist or can arise) shall include also any past statutory provisions or regulations (as from time to time modified or re-enacted) which such provisions or regulations have directly or indirectly replaced.

1.4	References to “Recitals”, “Clauses” and “Schedules” are to recitals and clauses of and the schedules to this Agreement and references to this “Agreement” shall mean this Agreement and the Schedules hereto.

1.5	The headings in this Agreement are for convenience only and shall not affect the interpretation hereof.

1.6	Unless the context otherwise requires, references to the singular number shall include references to the plural number and vice versa, references to natural persons shall include bodies corporate, and the use of any gender shall include all genders.

1.7	References to any agreement or document including this Agreement shall include such agreement or document as amended, modified, varied or supplemented from time to time.

1.8	References to a “company” shall be construed so as to include any company, corporation or other body corporate or other legal entity, wherever and however incorporated or established.

1.9	References to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality).

1.10	References to times of the day are to local time in the relevant jurisdiction unless otherwise stated.

1.11	References to any U.S. legal term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than U.S. be deemed to include what most nearly approximates in that jurisdiction to the U.S. legal term.

1.12	The words “written” and “in writing” include any means of visible reproduction.

1.13	References to “accounts” shall include the directors’ and auditors’ reports, relevant balance sheets and profit and loss accounts and related notes together with all documents which are or would be required by law to be annexed to the accounts of the company concerned to be laid before the company in general meeting for the accounting reference period in question.

1.14	Where two or more persons constitute the expression “Senior Management Personnel” or “Founders”, all covenants, agreements, representations, warranties, undertakings, stipulations, terms, conditions and other provisions hereof shall bind their successors and permitted assigns.

1.15	References to “liability” or “liabilities” means any responsibility or obligation whether known or unknown, whether absolute or contingent, whether as primary obligations or guarantee obligations, whether liquidated or unliquidated, whether due or to become due, whether disputed or undisputed, and whether legal or equitable.

1.16	All figures, percentages and calculations under this Agreement shall where necessary be rounded up to two decimal places, other than those expressed to be “approximate”.

1.17	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

1.18	Any conversion of an amount from one currency to another currency shall be effected at such rate of exchange as may be agreed by the Parties from time to time. Without prejudice to the foregoing, unless otherwise agreed by the Parties in writing, any conversion from Renminbi to United States Dollars and vice versa shall be effected at the median rate published by the People’s Bank of China on the relevant accounting date or date of transaction (as the case may be).

2	BUSINESS OF THE GROUP

2.1	Business Scope: Save as provided in this Agreement and except as otherwise approved by the Board of the Company as a Reserved Matter, the Company shall carry on the business of an investment holding company investing in other companies, including the WXPT Group Companies, which are engaged in the businesses of:-

2.1.1	Providing drug discovery and development outsourcing services including but not limited to combinatorial, medicinal and synthetic chemistry, computer assisted lead compound identification and optimization, biochemistry experiments and analyses in Good Laboratory Practice (GLP) laboratory, and other relevant technology consulting services, and synthesizing and selling small molecule compounds, compound libraries and benchmark compounds and standards;

2.1.2	Developing and providing drug design hardware, software and services;

2.1.3	Developing, optimizing and marketing pharmaceutical products alone or through collaboration with domestic and overseas medicine producing manufacturers or research institutes or innovation companies or individuals;

2.1.4	Manufacturing and selling of medical instrument, fine chemical and active pharmaceutical ingredients (API), research and clinical materials, building blocks, and various intermediates and finished dosages of medicinal products;

2.1.5	Providing process chemistry and scale-up manufacturing services including but not limited to synthesis design, production planning, technology transfer, technical services, technical training, technical contracting, technology brokerage, technical consultancy, and technology investment within chemicals and chemical equipment sectors;

2.1.6	Commercial production and sale of animal research models, principally purpose-bred, high quality, SPF or disease free rats, mice, other rodents, dogs, and non-human primates required in research and development for new drugs, devices and therapies; providing surgical services to our customers; providing services in validating, maintaining, improving, breeding and testing research models; providing related consulting and staffing services, vaccine support and in vitro technology products;

2.1.7	Providing preclinical services including but not limited to both in vivo and in vitro studies, supportive laboratory services, and strategic preclinical consulting and program management to support product development from inception to market registration. Service items include but not limited to toxicology studies, pathology services, bioanalysis, pharmacokinetics, and drug metabolism studies;

2.1.8	Providing pre-formulation development and formulation development services including but not limited to API physical & chemical properties evaluation, salt form selection, polymorphism study, powder characterizations, safety study, toxicity study and etc.

2.1.9	Production and processing of fine chemical products and Lafutiding API; research and development of new drugs, computer software and database, provision of consultancy service in connection with combinatorial chemistry and new drugs; import and export of self-produced products and import of mechanical equipment, spare parts, raw materials and auxiliary materials necessary for the business of the Company; real estate development on the land granted by the State to the Company, and shall procure that members of the Group engage in only the aforesaid businesses and such other businesses as may be incidental to or in connection with the aforesaid businesses.

2.2	Business Entity: Notwithstanding the foregoing, the WXPT Group Companies shall be the primary entities carrying out the businesses set out in Clauses 2.1.1 to 2.1.9 above. Where the Company and/or WXPT Group Companies have rejected new projects or transactions offered to it, the Founders shall not accept or engage in such new projects or transactions.

2.3	Conflict of Interest: All dealings between the Group Companies on the one hand and the Shareholders, Founders or their Affiliates or any of them on the other hand shall be in the ordinary course of the Group’s business and on arm’s length commercial terms, and each of the Shareholders and Founders shall ensure that any existing or potential conflicts of interest are brought to the attention of the Company at the earliest opportunity so that they can be dealt with in accordance with this Agreement.

3	MANAGEMENT OF THE GROUP

3.1	Constitution of the Board of the Company: Subject to Clause 3.3, each of the Parties agrees that the Board shall consist of ten (10) Directors, of which the Preference Shareholders shall have the right to appoint four (4) non-executive Directors, the Founders shall appoint four (4) executive Directors, Dr. J.J. Baldwin shall have the right to appoint one (1) non-executive Director, and Rexbury shall have the right to appoint one (1) non-executive Director. Of the four (4) Directors to be appointed by the Preference Shareholders, one (1) Preference Director shall be nominated by UOB Hermes, one (1) Preference Director shall be nominated by Fidelity, one (1) Preference Director shall be nominated by NAP and one (1) Preference Director shall be nominated by GA.

3.2	Removal of Directors: The right of appointment under Clause 3.1 shall include the right to remove such Director appointed by the respective Parties from office at any time, and the right to determine from time to time the period during which such persons shall hold office as Directors, save that no Director may be removed by the Board unless the prior written consent of the Party who nominated such Director has been obtained or if there has been, in the unanimous opinion of the other Directors on the Board appointed by the other Parties, serious misconduct by such Director or that such Director has been incapacitated or is otherwise rendered incapable of fulfilling his duties as a director of the Company; provided, that the Party who nominated such removed Director shall have the right to appoint another person in the place of such removed Director.

3.3	Manner of Appointment and Removal: Any appointment or removal of a Director as aforesaid shall be made in writing and be signed by or on behalf of the Preference Shareholders, the Founders or Rexbury as the case may be and shall be delivered to the registered office for the time being of the Company. Subject to Clauses 3.1 and 3.2, in order to give effect to the provisions of this Clause 3.3, each of the Shareholders shall exercise all his or its voting rights for the time being in the Company to, in the case of an appointment, enable such Director to be appointed and to prevent the passing of any resolutions giving effect to the removal from office as Director any person so appointed and, in the case of a removal, to effect such removal.

3.4	Alternate Director: A Director shall be entitled at any time and from time to time to appoint any person to act as his alternate and to terminate the appointment of such person. Such alternate Director shall be entitled, while holding office as such, to receive notices of meetings of the Board and to attend and vote as a Director at any such meetings at which the Director appointing him is not present and generally to exercise all the powers, rights, duties and authorities and to perform all functions of his appointor. Further, such alternate Director shall be entitled to exercise the vote of the Director appointing him at any meetings of the Board. An alternate Director shall represent only one Director.

3.5	Chairman: Unless otherwise decided by the Board, Dr. Li Ge shall be the Chairman of the Board. The Chairman shall not have a second or casting vote.

3.6

Quorum: All meetings of the Board shall be convened and conducted in accordance with the provisions of the Articles. For so long as the Shareholding Requirement is satisfied, the quorum for any meeting of the Board shall be a majority of the Board and shall include at least the Majority Preference Directors and one (1) Director nominated by the Founders. If a quorum is not present half an hour from the time appointed for the holding of a meeting of the Board when it is first convened, the meeting shall be adjourned to the same day in the week next following at the same time and place and the quorum for such adjourned meeting shall remain the same. If at such adjourned meeting a quorum is not present within half an hour from the time appointed to hold the meeting, the meeting shall be adjourned for a second time to the same day in the week next following at the same time and place and the quorum for such second adjourned meeting shall be any two (2) Directors present at such second adjourned meeting and all business including the Reserved Matters may be transacted at such meeting. Prior written notice of each meeting and/or adjourned meeting shall be given to all Directors by the Chairman of the Board.

3.7	Meetings: A meeting of the Board shall be held at such times as the Chairman of the Board shall determine and the business to be transacted at such meeting shall also be determined by the Chairman of the Board after prior consultation with all Directors, Provided That unless otherwise agreed by all the Directors, a meeting of the Board shall be held at least once every financial quarter and more frequently, if required, and upon the requisition by any two Directors, the Chairman of the Board shall also convene a Board meeting. Not less than fourteen (14) Business Days’ notice (or such shorter period of notice in respect of any particular meeting as may be agreed by all the Directors) of each meeting of the Board specifying the date, place and time of the meeting and the business to be transacted thereat shall be given to all Directors. A copy of the minutes of the meeting shall be sent to all Directors within seven (7) Business Days after the meeting.

3.8	Resolutions in Writing: Resolutions of the Board may be passed by circular resolution signed by a majority of the Directors of the Board and for so long as the Shareholding Requirement is satisfied, any such resolutions that contain any Reserved Matter shall also be signed by the Majority Preference Directors and one (1) Director nominated by the Founders as well. Such resolutions may consist of several documents in original or facsimile in the like form each signed by one or more Directors.

3.9	Exercise of Voting Rights: Each Shareholder shall procure the Directors appointed by it to exercise or refrain from exercising any voting rights or other powers of control so as to ensure the passing of any resolution necessary to ensure that the affairs of the Company are conducted in accordance with the provisions of this Agreement and otherwise to give full effect to the provisions of this Agreement and likewise to ensure that no resolution is passed which does not accord with such provisions.

3.10	Board Meetings by Telephone or Video Conference: Subject to the provisions of this Clause 3, a Director may participate at a meeting of the Board by telephone conference or video conference or by means of similar communication equipment whereby all Directors participating in the meeting are able to hear each other without a Director being in the physical presence of another Director or Directors, in which event such Director shall be deemed to be present at the meeting. A Director participating in a meeting in the manner aforesaid shall be taken into account in ascertaining the presence of a quorum at the meeting.

3.11	Observer Rights: GA shall have the right to appoint one (1) individual to attend all meetings of the Board as an observer and such individual shall have the right to receive all documents and participate in all discussions as if he were a member of the Board, but such individual shall not have any voting rights on the Board.

3.12	Quorum at any General Meeting: The quorum at any general meeting shall be two (2) Shareholders present in person or by proxy, provided that such Shareholders present in person or by proxy include representatives of the Preference Shareholders holding in aggregate not less than 85% of the total Preference Shares. If a quorum is not present half an hour from the time appointed for the holding of a general meeting when it is first convened, the meeting shall be adjourned to the same day in the week next following at the same time and place. At such further adjourned meeting, any two (2) Shareholders present in person or by proxy shall form a quorum and all business may be transacted at such meeting. Notice of each adjourned meeting shall be given to all Shareholders.

3.13	Nominees: The Parties irrevocably agree that as the Preference Directors appointed by the Preference Shareholders are the nominees of the Preference Shareholders, such Directors shall be entitled to report all matters concerning the Company, including but not limited to, matters discussed at any meeting of the Board to the Preference Shareholders and its shareholders.

3.14	Remuneration: The Parties agree that the remuneration packages of the Senior Management Personnel (i) whose annual remuneration (excluding any stock options) is more than US$200,000 or (ii) whose remuneration package includes any stock option shall be recommended by the ACF Committee and approved by the Board as a Reserved Matter.

3.15	Audit, Compensation and Finance Committee: Each of the Parties agrees that an Audit, Compensation and Finance Committee (“ACF Committee”) shall be established to oversee inter alia the financial reporting process of the Group. The Parties agree that the ACF Committee shall consist of up to six (6) Director-members, comprising three (3) Directors nominated by the Founders, one (1) Director nominated by UOB Hermes Asia Technology Fund, one (1) Director nominated by Fidelity and one (1) Director nominated by GA. The ACF Committee shall inter alia:

3.15.1	review the annual accounts of the Group Companies to determine whether such accounts give a true and fair view of the financial position of the Group and are in compliance with IFRS;

3.15.2	examine the annual statements and reports to be made by the directors in relation to the Company’s compliance with applicable laws and regulations;

3.15.3	advise on the appointment and supervise the performance of the Auditors;

3.15.4	oversee, review and recommend the remuneration and compensation (including benefits and severance compensation) paid to Senior Management Personnel of the Group Companies and approve the service agreements to be entered with such Senior Management Personnel; and

3.15.5	devise, administer, review and implement the guidelines for the Group’s Pre-Listing ESOS and determine the amount of stock options to be issued to each applicable employee, provided, that the issue of any Shares upon exercise of a stock option granted pursuant to the Pre-Listing ESOS shall always be conditional upon the recipient of such Shares undertaking to observe the terms and conditions of this Agreement (where applicable), including without limitation, restrictions set out in Clause 9.1 in respect of such Shares, provided, that all recommendations and decisions taken by the ACF Committee shall require the unanimous agreement of all ACF Committee members.

3.16	Day-to-Day Management: The Board shall be responsible for the overall direction and control of the management of the Group and the formulation of the policies to be applied in the conduct of the Business.

3.17	Management of Group Company: The Company shall exercise its rights as shareholder of such Group Company or, in the case of the Company being an indirect shareholder of such Group Company, procure its immediate Subsidiary to exercise its rights as shareholder of such Group Company, and the Parties shall procure their representatives who are appointed by the Company and sitting at the board of directors of such Group Company to exercise their voting rights in such manner so as to ensure that in respect of any Reserved Matters that are applicable to any Group Company:-

3.17.1	unless the said Reserved Matter has been approved in advance by the Board in accordance with Clause 4.1 below, they will vote against the resolution concerning such Reserved Matter; and

3.17.2	if the said Reserved Matter has been approved by the Board in accordance with Clause 4.1 below, they will vote in favour of the resolution or otherwise act in accordance with such decision or instruction of the Board concerning such Reserved Matter and sign and fax the board resolutions and the relevant documents within seven (7) Business Days after being requested by the relevant Group Company.

3.18	Observer Rights: The Parties hereby agree that NAP and Rexbury shall each have the right to nominate one (1) person to attend all meetings of the ACF Committee as an observer and such persons shall have the right to receive all documents and participate in all discussions as if he were a member of the ACF Committee, but such person shall not have any voting rights on the ACF Committee.

3.19	Other Committees. Prior to a Qualifying IPO, the GA Director shall have the right to serve on each committee of the Board (in addition to the ACF Committee as set forth in Section 3.15).

4	RESERVED MATTERS

4.1	Special Resolution of the Board: Save as otherwise provided in this Agreement and for so long as the Shareholding Requirement is satisfied, the Parties hereby agree and the Company shall ensure that none of the Group Companies (including the Company) carries out any of the following without the affirmative vote of at least the Majority Preference Directors:-

4.1.1	participate in or carry out any acquisitions, mergers, restructuring, amalgamation or reconstruction, or dispose of any substantial assets, amounting to a sum in excess of US$3,000,000;

4.1.2	effect any material amendment to any part of its constitutive documents (including but not limited to its memorandum of association and articles of association) which may adversely affect any part of or all of the rights, interests and special privileges enjoyed by the Preference Shareholders, whether directly or indirectly, in relation to the relevant Group Company, save for the amendments made to the aforesaid documents in order to comply with law or the Series C Subscription Agreement give effect to any provision in this Agreement;

4.1.3	any material change of the nature or scope of its business or its business activities;

4.1.4	create, issue, purchase, redeem, increase, reduce, sub-divide, change or cancel its authorised, issued or registered share capital (as the case may be) or issue or grant any option (including any employee share option scheme) over its unissued share capital or enters into any transaction which may lead to a change in the capital structure including but not limited to the issue of new equity, debt or quasi-equity issue;

4.1.5	take any action which would result in the variation or abrogation of the rights, privileges, obligations or liabilities of any Preference Shareholder or which would result in a dilution of any Preference Shareholders’ shareholdings in the Company;

4.1.6	accumulate borrowings (whether from bank or through issuance of debt instruments) amounting to an aggregate principal sum in excess of US$20,000,000, or any single borrowing (whether from bank or through issuance of debt instruments) exceeding the principal sum of US$3,000,000;

4.1.7	grant any loan to a third party for a sum in excess of US$500,000 for any single transaction (excluding inter-company funding amongst the Group Companies to ensure that each of the Group Companies can meet its going concerns in the ordinary course of its business, provided that such inter-company funding does not result in any material adverse effect on the Group);

4.1.8	grant any guarantee, indemnity, charge or any security whatsoever over any of its assets for the benefit of any Group Company or third parties, except for the purpose of securing borrowings of any Group Company from banks in the ordinary course of business not exceeding US$3,000,000 for any single transaction;

4.1.9	enter into any debts, contracts, agreements, transactions or arrangements with any Party or any of the Affiliates of such Party in excess of US$300,000 in aggregate in any financial year;

4.1.10	any dealings between the Group Companies on the one hand and their shareholders, directors or their Affiliates on the other hand of an amount in excess of US$300,000 in aggregate in any financial year (but excluding any inter-company funding amongst the Group Companies);

4.1.11	any advance or loan by any Group Company to any of its shareholders, directors or their Affiliates for an accumulated amount in excess of US$300,000 in aggregate in any financial year (but excluding any inter-company funding amongst the Group Companies);

4.1.12	enter into any swap, forward, futures or option arrangement in respect of any securities, that is speculative in nature;

4.1.13	approval of annual business forecast and annual Group Budget, including any variation, modification and supplements thereto;

4.1.14	commence, institute, defend or settle any legal or arbitration proceedings (other than routine debt collection from its debtors in its ordinary course of business) involving a claim amount in excess of US$1,000,000;

4.1.15	declare any dividend or change its dividend policy;

4.1.16	change in the composition of the Board or the service contracts of any Director;

4.1.17	any proposal relating to the listing of the shares of any Group Company, including the alteration or change in the plan or timetable in respect of such listing on a Recognised Stock Exchange;

4.1.18	enter into any underwriting arrangement or commitment with any third parties in respect of any Qualifying IPO, provided that the Preference Shareholders and the Founders shall have a common recommendation in respect of such third party;

4.1.19	employ or terminate (save for the summary dismissal of any employee in accordance with the terms of employment of such employee) the employment of its chief executive officer, chief financial officer and chief operating officer or other equivalent positions, or vary the terms and conditions of their employment or any increase of their compensation or salary package;

4.1.20	issue any employment contract to any of the Senior Management Personnel or other equivalent employees whose annual remuneration (excluding stock option) exceeds the sum of US$200,000, including determining their remuneration, or vary the terms and conditions of their employment or revise their compensation or salary package;

4.1.21	sell, transfer or dispose of, or otherwise encumber or create any security over the whole or part of its interest in any of its Subsidiaries or its undertaking, goodwill, assets or property which in aggregate will have a book value or market value in excess of US$2,000,000 in any financial year, save for those set out in the annual Group Budget approved by the Board as a Reserved Matter;

4.1.22	enter into any joint venture or partnership arrangement or incorporate any subsidiary with an investment commitment in excess of US$2,000,000 for any single transaction;

4.1.23	incur any commitment to invest a sum in excess of US$2,000,000 in respect of any expansion into new businesses, whether carried out singly, over a series or otherwise within a financial year;

4.1.24	incur any capital commitment in excess of US$2,000,000 in value in respect of any transaction whether carried out singly, over a series or otherwise within a financial year, save for those set out in the annual Group Budget approved by the Board as a Reserved Matter;

4.1.25	pass any resolution for its liquidation or winding up or apply for the appointment of a receiver, judicial manager, administrator or like officer over its business, undertakings or assets; or

4.1.26	amend, ratify, restate or restructure the Pre-Listing ESOS or approve, adopt, implement or amend any other employee share option schemes.

4.2	Ordinary Resolution of the Board: Other than the Reserved Matters, all matters (to the extent permitted by law or otherwise) shall be approved by a majority of the Directors.

4.3	Shareholder Resolution: The Shareholders shall procure that no act or event shall occur which is analogous to or has a substantially similar effect to any of the Reserved Matters without the prior approval of the Board in accordance with Clause 4.1. In the event that any of the Reserved Matters is considered at any general meeting of the Company, the other Shareholders hereby undertake that for so long as the Shareholding Requirement is satisfied, they will not approve any resolution for such Reserved Matters without the prior written approval of the Preference Shareholders holding in aggregate not less than 85% of the total Preference Shares.

4.4	Group Decision: Insofar as any of the Reserved Matters is applicable to any of the Subsidiaries of the Company, the Company hereby undertakes to exercise its voting rights and to procure its Affiliates and the directors appointed by it to such Subsidiary to exercise their voting rights in accordance with the instructions of the Board, and to procure that such Subsidiary shall not without the prior written consent of the Board do any of the Reserved Matters.

5	UNDERTAKINGS

5.1	Information: The Company hereby undertakes to the Preference Shareholders that all statutory records and books of account of each Group Company will be duly entered up and maintained in accordance with all legal requirements applicable thereto and will contain true, full and accurate records of all matters required to be dealt with therein and all such records and books which are its property, will be in its possession or under its control and all accounts, documents and returns required to be delivered or made to the Governmental Authorities of its jurisdiction and/or in any relevant country will be duly and correctly delivered or made.

5.2	Further Undertakings: The Company further undertakes to each of the Preference Shareholders that, for so long as such Preference Shareholder holds any Shares:

5.2.1	unaudited monthly consolidated financial reports detailing the income statement, balance sheet and cash flow statements of the Group (on a consolidated basis) from time to time for each month shall be produced and delivered to the Preference Shareholders as soon as practicable but in any event within twenty (20) days after the end of the relevant month;

5.2.2	unaudited quarterly consolidated financial reports detailing the income statement, balance sheet and cash flow statements of the Group and the nature and the amount of all dealings between the Group Companies on the one hand and the Founders and/or their Affiliates or any of them on the other hand from time to time for each financial quarter prepared in accordance with PRC GAAP shall be produced and delivered to the Preference Shareholders as soon as practicable but in any event within forty-five (45) days after the end of the relevant fiscal quarter;

5.2.3	unaudited annual consolidated financial statements detailing the income statement, balance sheet and cash flow statements of the Group Companies (on a per company basis as well as consolidated basis) prepared in accordance with PRC GAAP (and in respect of the individual company accounts, in accordance with the PRC GAAP applicable to such company) shall be produced and delivered to the Preference Shareholders within sixty (60) days of the end of the fiscal year of the relevant Group Company from time to time;

5.2.4	audited annual consolidated financial statements detailing the income statement, balance sheet and cash flow statements of the Group Companies (on a per company basis as well as consolidated basis) prepared by a Big Four Accounting Firm in accordance with US GAAP (and in respect of the individual company accounts, in accordance with the US GAAP applicable to such company) shall be produced and delivered to the Preference Shareholders within one hundred and twenty (120) days of the end of the fiscal year of the relevant Group Company from time to time;

5.2.5	produce and deliver to the Preference Shareholders the annual business plan, annual Group Budget, and projected financial statements of each Group Company from time to time for the following financial year at least thirty (30) Business Days prior to end of the current financial year;

5.2.6	produce and deliver to the Preference Shareholders, if so requested by the Preference Shareholders, such other operations statistics and other trading and financial information, in such commercially reasonable form and manner as the Preference Shareholders may require in order for them to be kept properly informed about the Group and to generally protect the interest of the Preference Shareholders;

5.2.7	grant the Preference Shareholders, if so requested by the Preference Shareholders and at their own costs, free and unfettered access to the properties, books and other records of each Group Company from time to time and permit the carrying out of audits and interviews with officers, employees, and professional advisors of the Company by representatives of the Preference Shareholders, all in a commercially reasonable manner;

5.2.8	grant the Preference Shareholders the opportunity to discuss and review with the Company the accounts set out in Clauses 5.2.1, 5.2.2, 5.2.3 and 5.2.4 above, within thirty (30) days from the Preference Shareholder’s receipt of the same;

5.2.9	the Company’s obligations under the foregoing provisions shall include the obligations to produce the relevant accounts on a consolidated basis. In the event that the Company acquires or establishes any further Subsidiaries, the Company’s obligations set out in this Clause 5.2 shall be deemed to include the obligation to produce the relevant records, accounts and documents of such Subsidiaries;

5.2.10	the Company will take up and pay for an appropriate and sufficient insurance policy to indemnify each Director from and against all actions, losses, claims, proceedings, costs, demands and liabilities suffered by the Director in the execution or attempted execution of any of the rights, powers, remedies, authorities or discretions vested in the Director under or pursuant to his rights, privileges and duties as a director of the Company, unless such actions, losses, claims, proceedings, costs, demands and liabilities shall have arisen out of the willful default and gross negligence of the Director. The Group shall also maintain insurance in such amounts and covering such risks as are usually and customarily carried with respect to similar businesses according to its locations;

5.2.11	the Company will provide GA, Fidelity and their respective Affiliates and any other person they designate all information and cooperation necessary to enable the making and maintenance of an election to treat the Company, the WXPT Group Companies and/or any other direct or indirect subsidiary of the Company as a “Qualified Electing Fund” under Section 1295 of the U.S. Internal Revenue Code of 1986, as amended. Without limitation to the foregoing, the Company shall and shall procure that the WXPT Group Companies and any future direct or indirect subsidiary of the Company shall (i) provide to GA and Fidelity and their respective Affiliates and their designees, on a timely basis as required, a “PFIC Annual Information Statement” (within the meaning of United States Treas. Reg § 1.1295-1(g)) for each taxable year, setting forth shares of GA’s or Fidelity’s (as applicable) “ordinary earnings” and “net capital gain” for such taxable year; (ii) make available and permit, on a timely basis as required, GA and Fidelity and their respective Affiliates and their designees to inspect and copy, permanent books of account, records, and such other documents of the Company, the WXPT Group Companies and such other future direct or indirect subsidiary of the Company as they maintain to establish the “ordinary earnings”, “net capital gain” and “earnings and profits” of the Company, the WXPT Group Companies and any other direct or indirect subsidiary of the Company, and any other information that the United States Internal Revenue Service (“IRS”) may require, determined in accordance with U.S. income tax principles, and to verify these amounts and pro rata shares thereof; and (iii) make available, on a timely basis as required, all information needed to complete Form 5471 and other IRS forms;

5.2.12	The Company shall at all times reserve and keep available out of its authorized Ordinary Shares, solely for the purpose of issue or delivery upon conversion of the Preference Shares, as provided in the Memorandum and Articles, the maximum number of Ordinary Shares that may be, in the Company’s reasonable judgment, issuable or deliverable upon such conversion. The Company shall issue such Ordinary Shares, in accordance with the terms of the Memorandum and Articles, and otherwise comply with the terms; and

5.2.13	The Company shall permit each Preference Shareholders, for as long as the Shareholding Requirement is satisfied, and representatives or the Preference Shareholders reasonably acceptable to the Company, to visit and inspect any of its properties, to examine its corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with their respective directors, officers and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested upon reasonable advance notice to the Company. The Company shall not be required to disclose details of contracts with or work performed specific customers or by specific suppliers where to do so would violate confidentiality obligations to those parties. The Preference Shareholders may exercise their rights under this Clause 5.2.13 only for purposes reasonably related to its interests under this Agreement. The Preference Shareholders’ rights under this Clause 5.2.13 may not be transferred. Any Preference Shareholders afforded inspection rights under this Clause 5.2.13 shall bear its own costs associated with the inspection.

Each of the Preference Shareholders hereby agrees that the Company shall not be obliged to disclose any information under Clause 5.2.5 and Clause 5.2.6 above if such disclosure is prohibited by law or by any contractual obligation binding on the Company.

5.3	Non-Competition:

The Company agrees with and undertakes to the Preference Shareholders that it will procure that each of the Senior Management Personnel will irrevocably and unconditionally, agree with and undertake to the Preference Shareholders and the Company, and each of the Founders hereby irrevocably and unconditionally agrees with and undertakes to the Preference Shareholders for himself, that they will not (i) during their term of employment with the Group Company take up any executive position in any company other than the Group Companies and will commit most of his efforts towards the development of the business and operations of the Group, except for Naruhito Masai who is currently also engaged in other businesses in Japan but not in competition with the Business and (ii) during their term of employment with the Group Company and for a period of at least six (6) months (provided that it shall be at least twelve (12) months for the Founders who are Senior Management Personnel) after they cease to be employed by any Group Company:-

5.3.1	either on his own account or in conjunction with or on behalf of any person, firm or company carry on or be employed, engaged, concerned, provide technical expertise or be interested directly or indirectly in, any business, whether as shareholder, director, employee, partner, agent or otherwise, that is, in the opinion of the Company in competition (whether directly or indirectly) with any business carried on or proposed to be carried on by the Group Companies from time to time;

5.3.2	either on his own account or in conjunction with or on behalf of any other person, firm or company, solicit or entice away or attempt to solicit or entice away from the Group Companies from time to time, the customer of any person, firm, company or organisation who shall at any time have been a customer, client, agent or correspondent of the Group Companies or in the habit of dealing with the Group Companies; or

5.3.3	either on his own account or in conjunction with or on behalf of any other person, firm or company, solicit or entice away or attempt to solicit or entice away from the Group from time to time, any person who is an officer, manager or employee of the Group whether or not such person would commit a breach of his contract of or employment by reason of leaving such employment.

5.4	Provisions Reasonable for Protection of Legitimate Interest: Notwithstanding that the Parties Agree that the restrictions in Clause 5.3 are considered to be reasonable in all the circumstances, it is agreed between the Parties that if any one or more of such restrictions shall either taken by itself or themselves together be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interest of any Group Company from time to time, but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part or parts of the wording thereof were deleted, restricted or limited in any particular manner, the restrictions shall apply with such deletions, restrictions or limitations, as the case may be.

5.5	Intellectual Property Rights: The Company further undertakes to the Preference Shareholders that:-

5.5.1	it will seek to protect the Group’s intellectual property rights as well as all future intellectual property rights of the Group through all requisite, appropriate and desirable means including but not limited to registration of trade marks, patents, inventions and copyright with the appropriate authorities in the relevant jurisdictions and proper and enforceable legal documentation for all licenses;

5.5.2	it will procure all employees and consultants of the Group Companies to enter into standard agreement or undertaking with the Company, undertaking not to divulge, use (other than for the purpose and benefit of the Group) or infringe the trade marks, logo, inventions, know-how, technology, proprietary information and other intellectual property rights of the Group Companies; and

5.5.3	all trade marks, logo, inventions, know-how, technology, proprietary information and other intellectual property rights developed, acquired or filed by the employees of any Group Company in the course of their work or employment shall belong solely to such Group Company or transferred by such Group Company to its customers in the ordinary course of its business.

5.6	Compliance with Law: The Company will at all times comply with all applicable legislation or regulation and all conditions of any authority or consent relating to this Agreement and/or its business and operations in all material respects, and will notify the Preference Shareholders in writing immediately in the event of any material breach or non-compliance furnishing details of the same. Notwithstanding the foregoing, neither the Company nor any Subsidiary nor any of their respective directors, officers or senior management staff shall effect any act or transaction involving the making or authorizing of any payment, or the giving of anything of value, to any government official, political party, party official or candidate for political office for the purpose of influencing the recipient in his or its official capacity in order to obtain business, retain business or direct business to the Company or such Subsidiary or any other Person.

5.7

Dividends: Subject to the approval of the Board in accordance with Section 4.1.15 hereof and any requirement of the Articles, the Company shall, on an annual basis, declare and pay in cash dividends in respect of the Ordinary Shares and the Preference Shares amounting to an aggregate of not less than 10% of the annual net earnings of the Company for the preceding financial year; provided however that, for the avoidance of doubt, GA and the Series C Fidelity Investors shall not be entitled to any dividends for any financial year ending prior to the date of this Agreement.

5.8	Employee Profits Sharing: Subject to the approval of the Board, the Company may, on an annual basis, set aside not more than 10% of the annual net earnings of the Company for the preceding financial year for distribution to the employees of the Group and the details of such distribution (including, without limitation, the designation of the employees who are entitled to such distribution) shall be decided and approved by the ACF Committee.

5.9	Directors’ Conflict: Each of the Existing Shareholders hereby represents and warrants to each other that in the event that it and/or its Affiliates invest in other companies that are in similar business as and are in competition with the Group (“Competing Companies”), it shall (a) not appoint the Director of the Company as the director or other officer of the Competing Companies; (b) not appoint the director or other officer of the Competing Companies as the Director of the Company; and (c) put in place suitable safeguards and Chinese wall to ensure that the Directors appointed by it (if any) to the Board do not disclose and/or share the information concerning the Group with the Competing Companies and that it will procure the resignation of such Directors from the Board as soon as practicable, if there is any actual conflict of interest arising from its aforesaid investment.

6	PRE-LISTING ESOS

Upon the recommendation of the ACF Committee and subject to the approval of the Board (including approval from the Majority Preference Directors as provided in Clause 4.1.26), the Company shall formally adopt and implement the Pre-Listing ESOS prior to a Qualifying IPO. The ACF Committee shall administer the Pre-Listing ESOS and be responsible for recommending the grant of all options thereunder. The terms of the Pre-Listing ESOS shall provide that upon exercise of any option, the holder of such option shall execute a Joinder and become a party to this Agreement as if an original signatory hereto.

7	TRANSFERS AND ISSUANCE OF SHARES

7.1	Restriction on Transfer:

7.1.1	No Shareholder shall sell, transfer or otherwise dispose of any Shares held by it otherwise than in accordance with the provisions of this Agreement. The Parties shall procure the Company and the Board to, and the Company and the Board shall, decline to accept any instrument of transfer and register any sale, transfer or disposal of Shares that is in breach of the provisions of this Agreement.

7.1.2	Without prejudice to the foregoing provision, from the date of this Agreement up to the date of termination of this Agreement or the date falling one hundred-eighty (180) days after the closing of the Qualifying IPO (whichever is the earlier), none of the Founders shall, sell, transfer or otherwise dispose of any Shares held by it in the Company, or otherwise create any Encumbrance over all or any part of its interest in such Shares, without the prior written consent of all the Preference Shareholders, save for any transfer of Shares not exceeding in aggregate ten per cent (10%) of the shareholding of such Founder. Each Shareholder hereby waives its pre-emption rights in respect of any transfer of Shares in accordance with the foregoing.

7.1.3	The Shareholders shall not circumvent the restrictions set forth in this Clause 7.1 by disposing of, directly or indirectly, their beneficial interests in the Company, including without limitation, by way of a disposition of shares they hold in the relevant holding entities that hold their Shares.

7.2	Pre-emption Right: Subject to the provisions of Clause 7.1, any Share proposed to be transferred by any Shareholder (in this Clause referred to as the “Transferor”), other than a transfer pursuant to Clause 7.10 or Clause 7.14, shall first be offered to the Preference Shareholders and the Founders, and subject to Clause 7.15 below the Company as well in accordance with the priority set out below:-

7.2.1	If any holder of outstanding Preference Shares wishes to transfer its Preference Shares, then:-

(i)	the other holders of outstanding Preference Shares shall have the pre-emption right to acquire such Preference Shares on the same terms;

(ii)	If any of the holders of outstanding Preference Shares decide not to exercise its aforesaid pre-emption rights, then the Founders shall have the pre-emption right to acquire such untaken Preference Shares on the same terms.

(iii)	If the holders of the outstanding Preference Shares and the Founders decide not to exercise their aforesaid pre-emption rights, the Company shall have the pre-emption right to acquire such untaken Preference Shares on the same terms, subject to Clause 7.15 below.

7.2.2	If any Shareholder wishes to transfer its Ordinary Shares, then:-

(i)	the Preference Shareholders and the Founders shall have the pre-emption right to acquire such Ordinary Shares on the same terms;

(ii)	If the Preference Shareholders and the Founders decide not to exercise their aforesaid pre-emption rights, the Company shall have the pre-emption right to acquire such untaken Ordinary Shares on the same terms.

The offer by the Transferor above shall be made by giving a notice in writing to the Company that it desires to transfer the same (the “Transfer Notice”) at a price to be set by the Transferor (the “Transfer Price”), and the Transfer Notice shall also set out the identity and background of the third party (if known to the Transferor) that the Transferor proposes to transfer its Shares to (“Third Party Purchaser”) and the terms of such transfer. The Transfer Notice shall constitute the Company as the Transferor’s agent for the sale of all the shares specified in the Transfer Notice (the “Transfer Shares”) during the period of thirty (30) days from the date of the Transfer Notice (the “Period”) and shall not be revocable except with the Board’s unanimous consent.

7.3	Notification to the Shareholders: Upon receipt of the Transfer Notice, the Company shall forthwith by notice in writing inform each Preference Shareholder and Founder, of the number of the Transfer Shares and the Transfer Price and invite such Preference Shareholders and Founders to apply in writing to the Company within fourteen (14) days of the date of despatch of the notice (which date shall be specified therein), for such maximum number of the Transfer Shares (being all or any thereof) as it shall specify in such application.

7.4

Allocation of Transfer Shares: If any of the Preference Shareholders and/or Founders shall within the period of fourteen (14) days as set out in Clause 7.3 apply for all or any of the Transfer Shares, the Directors shall allocate the said Shares (or so many of them as shall be applied for as aforesaid) to each of the participating Preference Shareholders and/or Founders and in case of competition, pro rata (as nearly as possible) according to the number of Shares (“First Allotment”) equivalent to the product obtained by multiplying the aggregate number of the Transfer Shares by a fraction, the numerator of which is the number of Ordinary Shares (calculated on an as-if-converted basis in the case of Preference Shares) held by such Preference Shareholder and/or Founder at the time of the transaction and the denominator of which is the total number of Ordinary Shares owned by all the participating Preference Shareholders and/or Founders at the time of the transaction (calculated on an as-if-converted basis in the case of Preference Shares) provided that no Preference Shareholder or Founder shall be obliged to take more than the maximum number of Transfer Shares specified by it or him as aforesaid. To the extent that any participating Preference Shareholder or Founder does not exercise its right to purchase to the full extent of its First Allotment, the Company shall, within five (5) days after the end of the period of fourteen (14) days as set forth in Clause 7.3, make such adjustments to the First Allotment of each participating Preference Shareholder and/or Founder so that any remaining Transfer Shares may be allocated to those Preference Shareholders and/or Founders exercising their pre-emption rights on a pro rata basis (provided that such Preference Shareholders and/or Founders have indicated their agreement to subscribe for such additional Transfer Shares) and give notice of such allocations (the “Allocation Notice”) to the Transferor and to the Preference Shareholders and/or Founders to whom the Transfer Shares have been allocated and shall specify in such Allocation Notice the place and time (being not later than ten (10) days after the date of the Allocation Notice) at which the sale of the Transfer Shares so allocated shall be completed. Each of the Preference Shareholders may assign its rights and obligations under Clauses 7.2, 7.3 and 7.4 to any of its Affiliates.

7.5	Transfer of Shares: The Transferor shall be bound to transfer the Transfer Shares included in an Allocation Notice to the purchaser(s) named therein at the time and place therein specified and, if he shall fail to do so, the Chairman of the Company or some other person appointed by the Directors shall be deemed to have been appointed attorney of the Transferor with full power to execute, complete and deliver, in the name and on behalf of the Transferor, transfers of the Transfer Shares to the purchaser(s) thereof against payment of the price to the Auditors or such other person which the Company may appoint for the purpose of holding such price monies in escrow for the Transferor (such auditors or person, the “Escrow Agent”). The Company shall procure that, on payment of the price to the Escrow Agent, the Escrow Agent shall forthwith pay the price into a separate bank account in the Escrow Agent’s name and shall hold such price in trust for the Transferor and the fees of the Escrow Agent shall be borne by the Transferor and can be deducted from the amount due to the Transferor.

7.6	Co-sale/Tag-along Rights:

7.6.1

Subject to and without prejudice to Clauses 7.1 and 7.2, each of the Founders hereby agrees and undertakes that in the event that it, through a transaction or series of transactions, transfers or intends to transfer or to procure a sale or transfer of any number of its Shares to any Third Party Purchaser, the Preference Shareholders shall have the right (the “Co-Sale Right”), and not the obligation, exercisable upon written notice to Transferor, the Company and each other Preference Shareholder (“Co-sale Notice”) within twenty (20) days after receipt of the Transfer Notice (the “Co-sale Right Period”), to participate in such sale of Shares at the same price as set forth in the Transfer Notice. The Co-Sale Notice shall set forth the number of Transfer Shares (on both an absolute and as-converted to Ordinary Shares basis) that such participating Preference Shareholder wishes to include in such sale or transfer, and which amount shall not exceed the Co-Sale Pro Rata Portion (as defined below) of such Preference Shareholder. To the extent one or more of the Preference Shareholders exercise such Co-Sale Right in accordance with the terms and conditions set forth below, the number of Transfer Shares that the Transferor may sell in the transaction shall be correspondingly reduced. Each Preference Shareholder may sell all or any part of that number of Ordinary Shares held by it that is equal to the product obtained by multiplying (x) the aggregate number of the Transfer Shares subject to the co-sale right hereunder by (y) a fraction, the numerator of which is the number of Ordinary Shares (on an as-converted basis) owned by the Preference Shareholder at the time of the sale or transfer and the denominator of which is the combined number of Ordinary Shares (on an as-converted basis) at the time owned by all Preference Shareholders (“Co-Sale Pro Rata Portion”). To the extent that any Preference Shareholder does not participate in the sale to the full extent of its Co-Sale Pro Rata Portion, the Transferor and the participating Preference Shareholders shall, within five (5) days after the end of such Co-Sale Right Period, make such adjustments to the Co-Sale Pro Rata Portion of each participating Preference Shareholder so that any remaining Transfer Shares may be allocated to other participating Preference Shareholders on a pro rata basis.

7.6.2	In the event that any of the Preference Shareholders chooses to exercise its Co-Sale Rights set out in Clause 7.6.1, the aforesaid Founder shall not transfer or dispose of its Shares to such Third Party Purchaser unless such Third Party Purchaser has agreed to purchase and does purchase the relevant number of Shares held by the Preference Shareholders on terms no less favourable than those offered to such Founder.

7.7	Transfer to Third Party Purchaser: Subject to the provisions of Clause 7.1 to 7.6, if none of the Preference Shareholders accept the offer referred to above in respect of all the Transfer Shares set out in the Transfer Notice or if not all of the Transfer Shares are agreed to be taken up within thirty (30) days after the Transfer Notice is served, the Transferor may after the Period be at liberty to sell all (and not part only) of the Transfer Shares to the Third Party Purchaser set out in the Transfer Notice; provided, that:-

7.7.1	if any of the Preference Shareholders chooses to exercise its rights under Clause 7.6 above, there shall be no transfer of the Transfer Shares by the Transferor unless such Third Party Purchaser has agreed to purchase the Preference Shareholder’s Shares in accordance with the said Clause 7.6 and the Transfer Shares and the aforesaid Preference Shareholder’s Shares are transferred to the Third Party Purchaser at the same time;

7.7.2	the Transferor has received the prior written consent of the Board in relation to the Transfer, such consent not to be unreasonably withheld if (i) the provisions in this Clause 7 are complied with and (ii) the Third Party Purchaser is not a competitor or any past or existing customer or supplier of any of the Group Companies, is financially sound and is capable of performing and complying with the provisions of this Agreement applicable to the Transferor;

7.7.3	the price at which such Third Party Purchaser acquires the Transfer Shares shall not be below the Transfer Price and shall be on terms no more favourable than those specified in the Transfer Notice;

7.7.4	such Third Party Purchaser is not a competitor of the WXPT Group and will not cause any conflict of interest as a result of its shareholding in the Company; and

7.7.5	the Transferor shall remain and continue to be liable and be responsible for the discharge, observance and performance of all his liabilities and obligations, whether actual or contingent, arising out of or in connection with this Agreement at any time up to and including the date of the transfer of the Transfer Shares and shall remain entitled to all accrued rights and benefits arising out of or in connection with the Transfer Shares.

7.8	Subsequent Sale: In the event the Transfer Shares are not sold by the Transferor to the Third Party Purchaser within three (3) months of the date of the Transfer Notice, any subsequent sale, transfer or disposal of the Transfer Shares shall be subject to fresh compliance with the provisions hereinbefore set out.

7.9	Condition of Transfer: Unless otherwise agreed by the Shareholders, it shall be a condition precedent to the right of any Transferor to transfer Shares that the Transferee (if not already bound by the provisions of this Agreement) executes a Joinder under which the Transferee shall agree to be bound by the obligations and shall be entitled to the benefit of this Agreement as if it is an original party hereto in place of the Transferor. If the Transferor transfers only part of the Shares it holds in the Company, the Transferee holding shares in the Company after such transfer, together with the Transferor, shall collectively be deemed as the “Shareholder” in this Agreement upon such transfer and, the rights of the Transferor under this Agreement shall be exercised collectively.

7.10	Transfer to Preference Shareholder’s Affiliates: Notwithstanding any other provision of this Agreement, the Parties agree that:

7.10.1	each Preference Shareholder shall be entitled at any time to transfer any of its Shares to its Affiliates;

7.10.2	each of the UOB Entities shall be entitled to transfer its Shares to such other UOB Entities or any other UOB Persons;

7.10.3	Fidelity shall be entitled to transfer its Shares to any Fidelity Persons or charitable organization;

7.10.4	NAP shall be entitled to transfer its Shares to any NAP Persons;

7.10.5	GapStar, LLC may pledge and grant a security interest in its Shares to a lender to secure its obligations under a bona fide loan made to acquire such Shares;

provided that such transferee is not a competitor of the WXPT Group and will not cause any conflict of interest as a result of its shareholding in the Company. Pursuant to such transfer, the transferee shall execute a Joinder, provided, that in the event that such transferee ceases to be an Affiliate or a UOB Entity or other UOB Person, a Fidelity Person, a NAP Person or GA (as the case may be) or becomes a competitor of the WXPT Group or cause any conflict of interest as aforesaid, the Preference Shareholders or the UOB Entities, Fidelity, NAP or GA (as the case may be) shall procure such transferee to transfer such Shares back to the Preference Shareholders or UOB Entities or Fidelity or NAP or GA (as the case may be). Each Shareholder hereby waives its pre-emption rights in respect of such transfer of shares by the Preference Shareholders to any such persons. In the event that any Preference Shareholder transfers any of its Shares pursuant to any of Clauses 7.10.1, 7.10.2, 7.10.3 or 7.10.4, the transferee thereof shall have the same rights and obligations under this Agreement as those enjoyed by the transferring Preference Shareholder.

7.11

Further Issue of Shares: Subject to Clause 7.13, the Shareholders shall take such steps for the time being as lie within their power to procure that the Company shall not issue any further Shares whether forming part of its unissued Shares or new Shares without first offering to each of the Shareholders such number of Shares in proportion to their then existing shareholdings in the Company (and in the case of the Preference Shareholders, their shareholding shall be computed on “as converted” basis) as shall enable each such Shareholder to maintain their respective proportionate shareholdings in the issued share capital of the Company. Such offer shall be made by notice specifying the number of new Shares offered, the proportionate entitlement of each Shareholder, the price per Share and limiting a period (not being less than thirty (30) days)

within which the offer, if not accepted, will be deemed to be declined. Upon the expiration of such period the Directors shall offer the Shares so declined, to the other Shareholders who have notified their willingness to take all or any of such Shares in accordance with the terms of the offer and in case of competition, pro rata (as nearly as possible) according to the number of Ordinary Shares in the Company of which such other Shareholders are registered or unconditionally entitled to be registered as holders (and in the case of the Preference Shareholders, their shareholding shall be computed on “as converted” basis). For the avoidance of doubt, the number of Ordinary Shares and Preference Shares issued by the Company from time to time shall be aggregated for the purpose of computing the proportionate shareholding of each Shareholder hereunder. Each of the Preference Shareholders may assign its rights and obligations under this Clause 7.11 to any of its Affiliates.

7.12	Quasi-Equity: Without prejudice to Clause 7.11 above, the Shareholders hereby agree that the Preference Shareholders shall have the first right to subscribe for any preference shares, quasi-equity issue or any other instruments that can be converted into equity that may be issued by any Group Company.

7.13	Exceptions: The rights of the Shareholders to participate in an issue by the Company of further Shares pursuant to Clause 7.11 shall not apply in the following instances:

7.13.1	where the issue of further Shares by the Company is made pursuant to the terms and conditions of the Series C Subscription Agreement or the conversion of the Preference Shares contemplated thereunder;

7.13.2	where the further issue of Shares by the Company amounts to the consideration paid by the Company pursuant to an acquisition or merger by the Company of or with another business entity, provided, that such acquisition or merger shall have received the prior approval of the Board as a Reserved Matter;

7.13.3	where the issue of further Shares by the Company is made pursuant to a Qualifying IPO;

7.13.4	where the issue of further Shares by the Company is made to persons or entities with which the Company has business relationships and provided, that such issue is not for the main purpose of obtaining equity financing and has been approved by the Preference Shareholders;

7.13.5	where the issue of further Shares by the Company is made pursuant to the Company’s Pre-Listing ESOS to be implemented by the Company from time to time; or

7.13.6	where the issue of further Shares by the Company is made in connection with any share split, share dividend or other similar event in which all Preference Shareholders are entitled to participate on a pro rata basis.

7.14	Permitted Transfer by Founder or Other Shareholders: Notwithstanding any other provision of this Agreement, the Parties agree that:

7.14.1

Any Founder or other Shareholder who is an individual shall be entitled at any time to transfer any of his Shares to any estate arising from his death or any trust set up by him for the benefit of his Immediate Family (all of the beneficial interests in such trust being owned by such Founder or other Shareholder or his Immediate Family) (a “Permitted Trust”) or any company wholly-owned and controlled by him; provided that such transferee (“Permitted Transferee”) is not a competitor of the WXPT Group and will not cause any conflict of interest as a result of his shareholding in the Company. Pursuant to such transfer, the Permitted Transferee shall execute a Joinder Provided, that in the event that such Permitted Transferee ceases to qualify as a Permitted Transferee as aforesaid or becomes a competitor of the WXPT Group or cause any conflict of interest as aforesaid, the relevant transferor shall procure such transferee to transfer such Shares back to the said transferor. Each Shareholder hereby waives its pre-emption rights in respect of such transfer of shares by the Shareholders to any such Permitted Transferee.

7.14.2	In the event of a transfer to a Permitted Trust pursuant to Clause 7.14.1, such Permitted Trust (after having become a Shareholder by executing a Joinder) shall be entitled at any time to transfer any Shares held by the Permitted Trust to (i) the Shareholder who transferred those Shares to the Permitted Trust pursuant to Clause 7.14.1, (ii) any member of the Immediate Family of such transferring Shareholder referred to in the foregoing clause (i), (iii) another trust having as its sole primary beneficiary or sole primary beneficiaries any one or more of the members of the Immediate Family of the Shareholder who initially transferred the Shares to the Permitted Trust, (iv) by any trust described in the preceding clause (iii) to any one or more of the Persons described in any of the preceding clauses of this sentence (determined as if the Shareholder who initially transferred the Shares to the Permitted Trust was the transferring Shareholder) or (v) any company wholly-owned and controlled by one or more of the Persons described in any of the preceding clauses of this sentence. Each of the Persons described in the foregoing clauses (i)-(v) shall also be Permitted Transferees hereunder; provided, however, that notwithstanding anything to the contrary set forth in this Clause 7.14.2, none of such Permitted Transferees shall be a competitor of the WXPT Group and will not cause any conflict of interest as a result of its shareholding in the Company. Pursuant to any such transfer, the Permitted Transferee shall execute a Joinder, provided, that in the event that such Permitted Transferee ceases to qualify as a Permitted Transferee as aforesaid or becomes a competitor of the WXPT Group or cause any conflict of interest as aforesaid, the relevant transferor shall procure such transferee to transfer such Shares back to the original transferor. As used in this Clause 7.14.2, the terms “primary beneficiary” and “primary beneficiaries”, when used with respect to a trust, mean the Person or Persons who are eligible at the time of the transfer to receive distributions of income or principal from that trust on a current basis.

7.15	Buy-back of Untaken Shares by Company: Notwithstanding the foregoing provisions, in the event that the Company is entitled to, exercise its pre-emption rights under Clause 7.2 above to acquire the Shares not taken up by the relevant Shareholders (“Untaken Shares”), the Company may, subject to approval by the Board as an ordinary resolution and compliance with applicable laws, effect a buy-back of the Untaken Shares by the Company at the Transfer Price and the Shareholder who is the Transferor shall abstain from voting in respect of such decision.

7.16	The Company and each Shareholder hereby waives any and all rights it may have under this Clause 7, Clause 7 of the Amended and Restated JV Agreement, the Memorandum and Articles of Association and otherwise in respect of (i) the issuance of the Series C Preference Shares and the Convertible Notes pursuant to, and all other transactions contemplated by the Series C Subscription Agreement and the Note Purchase Agreement and (ii) the transactions and transfers contemplated by the Sellers Agreement (as defined in the Series C Subscription Agreement).

8	PUBLIC LISTING

8.1

Qualifying IPO: The Company and the Founders agree that each of them will use their best endeavours to procure a Qualifying IPO by 31 December 2007 (or such other date as the Company and the Preference Shareholders may agree). In connection with the foregoing, the Founders will procure that the Company will support the application for such a Qualifying IPO and they will exercise their votes at any general meeting of the Company called for such purpose. The terms of such a Qualifying IPO, the appointment of any manager, arranger, underwriter or other financial advisor for such a Qualifying IPO shall be subject to the prior written consent of the Preference Shareholders and the Founders (such consent not to be unreasonably withheld), provided that if the Preference Shareholders and/or the Founders shall fail to respond or to unanimously agree within thirty (30) days after being notified of such terms and appointment, such matters shall then be decided by the Board.

8.2	Preference Shareholders’ Offer of its Shares upon Listing: In respect of the listing of any of the Ordinary Shares on a Recognised Stock Exchange, subject to the requirements of the issue manager or underwriter of the Qualifying IPO and the terms of the relevant Subscription Agreement, the Preference Shareholders shall have the right (but not the obligation) to convert their Preference Shares into Ordinary Shares and to offer, at its option, such number of the Ordinary Shares in the Company held by it in the proportion such shareholding in the Company bears to the Company’s total issued share capital, computed immediately before the issue of new shares pursuant to the said listing, to the public by way of an offer for sale at the initial public offer. For the avoidance of doubt, the Parties agree that the Preference Shareholders shall not be regarded as promoters of the Company for the purposes of any relevant legislation or regulation of any Recognised Stock Exchange, and shall not be named as “promoter” in any prospectus or offer document of the Company for the Qualifying IPO or for any other purpose. The Company shall ensure that the Preference Shareholders is not locked into its investment for any period of time as if it is such a promoter or otherwise.

8.3	Founders’ Offer of its Shares upon Listing: In respect of the listing of any of the Ordinary Shares on a Recognised Stock Exchange, subject to the requirements of the issue manager or underwriter of the Qualifying IPO and the terms of the relevant Subscription Agreement, if the Preference Shareholders exercised their rights under Clause 8.2 above to sell their Ordinary Shares at the Qualifying IPO, the Founders shall have the right (but not the obligation) to offer, at its option, such number of the Ordinary Shares in the Company held by it for sale to the public at the aforesaid Qualifying IPO, provided that the number of Ordinary Shares that all such Founders may offer for sale shall be limited to one-third of the total number of Ordinary Shares offered for sale by the Preference Shareholders at the aforesaid Qualifying IPO under Clause 8.2 above.

8.4	IPO Participation Right: Subject to applicable legal and regulatory requirements and any determination by the lead underwriter in such offering that the exercise of such right would be seriously detrimental to such offering or the aftermarket performance of the Company’s securities, including without limitation U.S. securities laws, GA shall have the right, but not the obligation, to purchase an aggregate of up to 15% of the Ordinary Shares offered in the Company’s initial public offering of Ordinary Shares at a price per share equal to the final price per share (after deduction of underwriting discounts and commissions) stated in the final prospectus used in connection with such offering.

9	CERTAIN SHAREHOLDERS’ LOCK-UP

9.1	Lock-up Period: Subject to Clause 7.1, each of the Founders and Rexbury irrevocably and unconditionally undertakes to the Preference Shareholders not to sell, transfer, grant an option to purchase or otherwise dispose of or encumber any of its Shares for a period from the date of this Agreement up to one hundred and eighty (180) days after the closing of the Qualifying IPO, without the prior written approval of the Preference Shareholders.

9.2	[Intentionally left blank.]

9.3	Exceptions to Lock-Up : Notwithstanding Clauses 9.1 above, in the event that the Preference Shareholders have collectively disposed of more than 50% of the total number of Preference Shares (including, for purposes of calculation, the Ordinary Shares issuable upon conversion of such Preference Shares) held by them as at the date hereof (“Preference Shareholders’ Sale Shares”), the Founders shall have the right (and not the obligation) to dispose of their Shares in the Company subject to the following terms:

9.3.1	If the average sale price of the Preference Shareholders’ Sale Shares (“Preference Shareholders’ Average Price”) is at a valuation above or equal to that for a Qualifying IPO, then the Founders may dispose of such number of Shares as may be equal to the total number of Preference Shareholders’ Sale Shares (on an as-converted basis) (“Founders’ Sale Portion”).

9.3.2	If the Preference Shareholders’ Average Price is at a valuation below that for a Qualifying IPO, then the Founders’ Sale Portion shall be reduced to one-third of the total number of Preference Shareholders’ Sale Shares (on an as-converted basis).

9.3.3	Subject to the pre-emption, co-sale and other rights accorded to the Parties under Clause 7, the Founders shall be entitled to transfer their Founders’ Sale Portion (as determined in accordance with this Clause 9.3) to a third party (“Founders’ Third Party Purchaser”).

9.3.4	In addition, the Founders shall satisfy and ensure that the Founders’ Third Party Purchaser satisfy the requirements under Clause 7.7 and Clause 7.9 in respect of the aforesaid transfer of Shares.

10	DEFAULT AND TERMINATION

10.1	Event of Default: Without prejudice to Clause 7, a Shareholder shall be deemed to have appointed the Company as its agent for the sale of all the Shares held by such Shareholder (the “Affected Shareholder”) in any of the following events:

10.1.1	the Affected Shareholder or any other person takes any action or any legal proceedings are started or other steps taken for:

(a)	the Affected Shareholder to be adjudicated bankrupt or insolvent; or

(b)	the winding-up, liquidation or dissolution of the Affected Shareholder, and such actions, proceedings or steps are not withdrawn, discontinued or dismissed within twenty Business Days after they are started; or

10.1.2	the Affected Shareholder has a winding-up, bankruptcy or administration order made in relation to it; or

10.1.3	the Affected Shareholder is affected in any way in any jurisdiction other than the U.S. by anything equivalent to any of the things referred to in Clauses 10.1.1 to 10.1.2 above.

10.2	Sale by Company:

10.2.1

Within twenty (20) Business Days of the Company becoming aware of the occurrence of an event listed in Clause 10.1, the Company shall notify the Affected Shareholders (“Company Notice”) of its intention to offer, on behalf of the Affected Shareholder, all the Shares held by the Affected Shareholder (the “Affected Shares”) to the other Shareholders in the proportion, as nearly as is practicable, to their respective shareholding in the Company (and in the case of the Preference Shareholders, their shareholding shall be computed on “as converted” basis). If the Affected Shareholder fails to sell the Affected Shares on its own accord (subject always to compliance with Clause 7 above and the pre-emption right and co-sale right of the other Shareholders thereunder) within three (3) months after its receipt of the Company Notice, the Company shall proceed with the aforesaid offer and send a written notice to each of the other Shareholders (a “Compulsory Offer”) stating the number of the Affected Shares being offered to that Shareholder and the Fair Price (as defined below) as being the price per Share.

10.2.2	For the purposes of this Clause 10, the “Fair Price” means the price mutually agreed by the Parties within twenty (20) Business days after their receipt of the Compulsory Offer and failing agreement within such period, it shall be the price which the Auditors state in writing to be in their opinion the fair value of the Shares, having regard to the value, as a going concern, of the Group’s business and net assets and on the basis of an arm’s length transaction on a sale as between a willing seller and a willing purchaser (taking no account of whether the Shares do or do not carry control of the Company) and, if the Company is then carrying on business as a going concern, on the assumption that it will continue to do so.

10.2.3	At any time within fourteen days after the date of despatch of the Compulsory Offer (which date shall be specified therein), each Shareholder shall, subject to Clause 10.2.6 below, have the right, but not the obligation, to purchase some or all of the Affected Shares offered to it at the price stated in the Compulsory Offer, which right shall be exercisable by written notice to the Company, stating a closing date not more than thirty days after the date of the despatch of the Compulsory Offer. If a Shareholder agrees to purchase all of the Affected Shares offered to it pursuant to the Compulsory Offer, that Shareholder may indicate in the written notice to the Company that it is prepared to purchase additional Affected Shares. An offer for such Affected Shares made pursuant to this Clause 10.2.3 shall, unless earlier declined or accepted, remain open for thirty (30) days and shall then be taken to be declined if not accepted.

10.2.4	If the Company has not received offers to purchase all the Affected Shares offered pursuant to the Compulsory Offers within thirty days after the date of despatch of the Compulsory Offer, the Company shall make a written offer of all Affected Shares which have been declined or taken to have been declined, to the Shareholders which indicated a preparedness to purchase additional Affected Shares, at the price stated in the Compulsory Offer (a “Further Compulsory Offer”). Each Shareholder receiving a Further Compulsory Offer shall subject to Clause 10.2.6, have the right, but not the obligation, to purchase all or some only of the Affected Shares offered to it at the price stated in the Compulsory Offer. Such right shall be exercisable by written notice to the Company, stating a closing date not later than the closing date agreed by the Shareholder pursuant to Clause 10.2.3 or where that date has passed, a date not more than fourteen (14) days after the date of the Further Compulsory Offer. Each offer pursuant to this Clause 10.2.4 shall, unless earlier declined or accepted, remain open for fourteen (14) days and shall then be taken to be declined if not accepted.

10.2.5	If there are insufficient Shares offered pursuant to Clause 10.2.4 above to satisfy in full all offers to purchase additional Affected Shares, the Affected Shares offered pursuant to Clause 10.2.4 shall be distributed among the Shareholders which offered to accept such Affected Shares in the proportions, as nearly as practicable, in which such Shareholders hold Shares respective to each other.

10.2.6	In the event that after the operation of Clauses 10.2.1 to 10.2.5 above, some or all of the Affected Shares remain unsold, the Company may offer those Affected Shares to a third party approved in writing by all the Shareholders (excluding the Affected Shareholder). If the Company does not enter into a contract for the sale of all of the Affected Shares or the remaining Affected Shares (as the case may be) with such a third party within three months of the date when the Further Compulsory Offer is deemed to be declined pursuant to Clause 10.2.4, the Company shall at the Company’s option exercisable within fourteen days after expiration of such three-month period, either:

(a)	confirm in writing all acceptances of offers made by the Company whereupon the Shareholders who have accepted those offers shall be entitled and bound to purchase and the Affected Shareholder shall be bound to transfer in accordance with the terms of the offers; or

(b)	disclaim in writing all acceptances of offers made by the Company whereupon:

(i)	the Affected Shareholder shall be released absolutely from all liability incurred by reason of acceptance of those offers; and

(ii)	the Shareholders who have accepted such offers shall be released absolutely from all liability so incurred.

10.3	Subject to the provisions of this Agreement, this Agreement shall take effect without limit in point of time. If any Party transfers all of its Shares in accordance with the provisions of this Agreement and with the Articles, it shall be released from all of its obligations hereunder without prejudice to obligations as to antecedent defaults or breaches. If following any such transfer there shall be at least two parties bound by the provisions of this Agreement, this Agreement shall continue in full force and effect as between the continuing parties Shareholders Provided That this Agreement shall terminate upon the listing of the Shares of the Company on a Recognised Stock Exchange.

11	PUT OPTION

11.1	Grant of Put Option: The Company hereby irrevocably grants to each Preference Shareholder an option (“Put Option”) to require the Company to purchase from such Preference Shareholder, free from Encumbrances and with all rights attaching thereto on the Put Option Completion, any or all of the Option Shares held by such Preference Shareholder, upon the terms and subject to the conditions in this Clause 11 and this Agreement.

11.2	Exercise: If (i) with respect to the holders of Series C Preference Shares only, a Qualifying IPO, and (ii) with respect to the holders of Series A Preference Shares and Series B Preference Shares only, Qualifying Existing Shareholder IPO, does not occur before 31 December 2007, the Put Option may be exercised by each Preference Shareholder in respect of all (and not some only) of its Option Shares, by serving the notice of exercise of the Put Option set out in Schedule 6 (the “Put Option Notice”) on the Company at any time from 1 January 2008 and up till and including 30 March 2009.

11.3	Exercise Price: The Company agrees that it will, upon service of the Put Option Notice by a Preference Shareholder, purchase from such Preference Shareholder, free from Encumbrances and with all rights attaching thereto on the Put Option Completion, the Option Shares at the Put Option Price (the “Put Option Proportion”).

11.4	Payment of the Put Option Price: Upon the exercise of the Put Option, the Put Option Price shall be paid by the Company in three (3) installments, in the following manner:

11.4.1	one-third of the Put Option Price on the fifteenth (15th) day after the receipt of the Put Option Notice;

11.4.2	one-third of the Put Option Price on the one hundred and fifth (105th) day after the receipt of the Put Option Notice;

11.4.3	one-third of the Put Option Price on the two hundred and fifth (205th) day after the receipt of the Put Option Notice;

provided always, that if any one of the above deadlines for payment of any portion of the Put Option Price falls after 31 December 2008, such remaining portion of the Put Option Price remaining unpaid as at 31 March 2009 shall be accelerated and paid on that date.

11.5	Completion: The Put Option Completion shall take place at the principal place of business of the Company (or at such other place as such Preference Shareholder and the Company may agree in writing) on the date of payment of the final portion of the Put Option Price.

11.6	Waiver of Pre-emption: The exercise of the Put Option by the Preference Shareholders in accordance with the provision of this Clause 11 shall not be subject to any restrictions on transfer and all rights of pre-emption conferred on the other shareholders of the Company, whether by virtue of the Articles or otherwise, are hereby waived by such shareholders.

12	SHARE CERTIFICATE LEGEND

12.1	Share Certificate Legend. A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company. Each certificate representing Shares now held or hereafter acquired by any Shareholder shall for as long as this Agreement is effective bear legends substantially in the following forms:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY FOREIGN JURISDICTION. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

THE SALE, ASSIGNMENT, HYPOTHECATION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH A “TRANSFER”) AND VOTING OF ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THE SECOND AMENDED AND RESTATED JOINT VENTURE AGREEMENT AMONG THE COMPANY AND THE SHAREHOLDERS NAMED THEREIN, A COPY OF WHICH MAY BE INSPECTED AT THE COMPANY’S PRINCIPAL OFFICE. THE COMPANY WILL NOT REGISTER THE TRANSFER

OF SUCH SECURITIES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF THE JOINT VENTURE AGREEMENT.

13	ENTIRE AGREEMENT

This Agreement shall be the final expression of all Parties’ agreement and be a complete and exclusive statement of the agreement and understanding of the parties in respect of the subject matter contained herein, and supersede all prior negotiations, agreements, including the 2005 JV Agreement and the Amended and Restated JV Agreement, and understandings, whether oral or written, between the Company and the Shareholders or among the Shareholders (either in writing or orally) with respect to such subject matter.

14	CONFIDENTIALITY

14.1	Confidential Undertaking: Each of the Parties agrees that the contents herein and all communications between the Parties and the Group Companies or any of them and all information and other material supplied to or received by any of them from the others which is either marked “confidential” or is by its nature intended to be exclusively for the knowledge of the recipient alone and any information concerning the business transactions or the financial arrangements of the Parties or any person with whom any of them is in a confidential relationship with regard to the matter in question coming to the knowledge of the recipient are of a confidential nature and further undertakes with each other that, during the subsistence of this Agreement and for a period of three (3) years after the termination thereof, it will not, and will procure (not including the need to take legal action) that none of its Affiliates, officers, employees and agents will divulge or disclose the contents of this Agreement or the arrangements hereunder to any other person or entity.

14.2	Exceptions: The restriction in Clause 14.1 above shall not apply if the information or knowledge concerned:-

14.2.1	has become public knowledge other than as a result of unauthorised disclosure by the relevant Party;

14.2.2	has been disclosed in the proper performance of the relevant Party’s obligations under or consequent to this Agreement;

14.2.3	is received by the relevant Party from a third party without any duty of confidentiality in relation thereto;

14.2.4	is already in the possession of the relevant Party before negotiations commenced between the Parties;

14.2.5	is developed or prepared by the relevant Party independently of information received after negotiations commenced between the Parties;

14.2.6	is disclosed by the relevant Party to its Subsidiaries or Affiliates for internal reporting purposes provided that such Subsidiaries or Affiliates (as the case may be) shall have undertaken to comply with the confidentiality obligations hereto;

14.2.7

is otherwise required to be disclosed by law or any regulatory authority or any rules of the relevant stock exchanges or any court properly exercising jurisdiction over the relevant Party or in accordance with the best accounting practice in the accounts of the relevant Party, provided that, if any Party is required to make a disclosure by reason of this

Clause 14.2.7, it shall, to the extent reasonably possible, supply a copy of the contents of any such disclosure to the other Party prior to the making of such disclosure, failing which it shall do so as soon as is reasonably practicable after the making of such disclosure; or

14.2.8	is disclosed by a Preference Shareholder on its worldwide web page, provided however that (i) such information may include only the name of the Company, the name of the Chief Executive Officer of the Company, a brief description of the business of the Company and the Company’s logo and (ii) to the Company is given prior opportunity to approve any such information (except for such information mentioned in (i) above that is already public on such Preference Shareholder’s worldwide web page).

14.3	Limited Disclosure: All Parties shall procure (not including the need to take legal action) the observance of the abovementioned restrictions by the Company and shall take all reasonable steps to minimise the risk of disclosure of confidential information, by ensuring that only their Affiliates, employees and directors and those of the Company whose duties will require them to possess any of such information shall have access thereto, and that the Parties shall procure (not including the need to take legal action) that their respective Affiliates, employees and directors shall treat the same as confidential.

14.4	Announcement: None of the Parties shall be entitled to make or permit or authorise the making of any press release or other public statement or disclosure concerning this Agreement or any of the transactions contemplated in it without prior written consent of the other Party (except as required by the Recognised Stock Exchange when such Party shall first supply a copy of such statement, release or disclosure to the others and shall incorporate any amendments or additions reasonably required by that other Parties).

14.5	Obligations to Survive: The obligations contained in this Clause 14 shall endure, even after the termination of this Agreement, except to the extent that and until any confidential information enters the public domain or otherwise as set out in Clause 14.1 above.

15	NATURE OF RIGHTS AND OBLIGATIONS

15.1	Reliance: The Company and the Founders hereby jointly and severally acknowledge and covenant that the undertakings and obligations binding upon them in this Agreement are owed to, and shall be for the benefit of the Preference Shareholders, their assigns, transferees and successors-in-title and for the avoidance of doubt also for the benefit of the transferees (of the Shares in the Company held by the Preference Shareholders) who pursuant to any assignment, transfers or succession, come to hold such Shares in the Company.

15.2	Company’s obligations: The Founders and the Preference Shareholders shall procure and undertake that the Company will perform all its obligations under this Agreement and will observe all the terms and conditions set out in this Agreement.

16	REPRESENTATIONS AND WARRANTIES

16.1	General Representations: Each of the Parties represents and warrants to and for the benefit of the other Parties as follows:

16.1.1	each of them (which is a corporation) is a company with limited liability duly registered and validly existing under its law of incorporation, and has the power and authority to own assets and to conduct the business which it conducts;

16.1.2	each of them has the power to enter into, exercise its rights and perform and comply with its obligations under this Agreement and each of them (which is a corporation) has taken or obtained all necessary corporate and other action to authorise the execution and delivery of this Agreement;

16.1.3	neither the execution nor delivery of this Agreement by it, nor the consummation of the transactions contemplated hereby or thereby will:

(a)	(where it is a corporation) violate any provision of its memorandum of association, articles of association, bye laws or other constitutive documents;

(b)	conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to it or by which its properties or assets is bound or affected; or

(c)	conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of, any lien, charge or Encumbrance on any of its properties or assets pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, permit, licence, franchise, agreement or other instrument or obligation to which it is a party or by which it or any of its properties or assets is bound or affected;

16.1.4	all actions, conditions and things required to be taken, fulfilled and done including the obtaining of any authorisations, filings, registration, documentation or claim in order:

(a)	to enable it to lawfully enter into, exercise its rights and perform and comply with its respective obligations under this Agreement; and

(b)	to ensure that those obligations are legally binding and enforceable have been done, fulfilled and obtained and there has been no default in the observance of the conditions or restrictions (if any imposed) in or in connection with any of the same, have been taken, fulfilled and done or will be taken, fulfilled and done within the statutory period as the case may be;

16.1.5	there are no pending proceedings or outstanding commitments against it which could have an adverse material impact on its ability to perform its obligations herein;

16.1.6	it is not insolvent and (where it is a corporate entity) no petition or application in its respective country of incorporation or elsewhere for its winding up or dissolution (or analogous proceedings) has been presented and served on it and no order has been made or effective resolution passed for its winding up and no administrator or receiver and manager or judicial manager or similar officer has been appointed over any part of its material assets or undertakings; and

16.1.7	no litigation, arbitration or administrative proceedings are current or pending or, so far as it is aware, threatened (i) to restrain the entry into, exercise of its rights under or performance or enforcement of or compliance with its obligations under this Agreement or (ii) which has or could have a material adverse effect on it.

17	NOTICES

17.1	Mode of Correspondence: All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by prepaid registered post or by telefax, addressed to the intended recipient thereof at his or its address or telefax number set out below (or to such other address or telefax number as any Party may from time to time notify the others in writing).

Existing Shareholders: As set out in column 2 of Schedule 1A

Company

Address	:	No. 1 Building, #288 FuTe ZhongLu, Waigaoqiao Free Trade Zone, Shanghai 200131, P.R.China
Facsimile No.	:	(86-21) 5046 3718
Attention	:	Dr. Li Ge
Email Address	:	geli@pharmatechs.com
Telephone	:	(86-21) 5046 3309

with a copy to:	:	O’ Melveny & Myers LLP Plaza 66, 37th Floor, 1266 Nanjing Road West Shanghai, 200040, PRC
Facsimile No.	:	(86-21) 2307-7300
Attention	:	Kurt Berney

GA

Address	:	c/o General Atlantic Service Company, LLC 3 Pickwick Plaza Greenwich, CT 06830 USA
Facsimile No.	:	(203) 302-3044
Attention	:	David A. Rosenstein

with a copy to:	:	Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 USA
Facsimile No.	:	(212) 757-3990
Attention	:	Douglas A. Cifu, Esq.

with a copy to:	:	Paul, Weiss, Rifkind, Wharton & Garrison 12/F, Hong Kong Club Building 3A Chater Road, Central Hong Kong
Facsimile No.	:	(852) 2536-9622
Attention	:	Jeanette K. Chan

Series C Fidelity Investors

Address	:	17/F, One International Finance Center 1 Harbour View Street, Central Hong Kong
Facsimile No.	:	(852) 2509 0371
Attention	:	Daniel Auerbach/Norman Chen
Email Address	:	daniel.auerbach@fidelity.com norman.chen@fidelity.com
Telephone	:	(852) 2629 2833

17.2	Effect of Delivery: Any notice or document shall be deemed to have been served:

17.2.1	if by hand delivered letter when delivered personally; or

17.2.2	if posted, at 10.00 a.m. on the fifth Business Day after it was put into the post; or

17.2.3	if sent by facsimile process when confirmed by an activity report confirming the facsimile number to which such Notice was sent, the number of pages transmitted and that such transmission was successfully completed.

17.3	Deemed Delivery: In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted as a prepaid letter or that the facsimile message was properly addressed and despatched and the successful transmission acknowledgement was received, as the case may be.

17.4	Service of Processes: The Parties agree that the provisions of this Clause 17 shall not apply to the service of any writ, summons, order, judgment or other document relating to or in connection with any legal proceedings.

18	GENERAL MATTERS

18.1	Remedies: No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by any of the Parties shall not constitute a waiver by such Party of the right to pursue any other available remedies.

18.2	Actions by Shareholders: The Shareholders agree that they shall procure the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions and shall otherwise exercise all powers and rights available to them in their capacity as Shareholders in order to give effect to the provisions of this Agreement.

18.3

Prevalence of Agreement: Without prejudice to the generality of Clause 18.2, the Shareholders agree that, if any provisions of the memorandum of association or the articles of association or by-laws (as applicable) of any Group Company at any time conflict with any provisions of this Agreement, the provisions of this Agreement shall prevail and the Shareholders shall exercise their powers and rights available to them in their capacity as Shareholders or procure the Company and/or its Affiliates to exercise their powers and rights available to them in their capacity as shareholders to procure the amendment of the memorandum of association or the articles of association or by-laws (as applicable) of such Group Company to the extent necessary to permit such Group Company and its affairs to be regulated as provided in this Agreement.

18.4	Benefit: This Agreement shall benefit and be binding on the Parties, their respective successors and any permitted assignee or transferee of some or all of a Party’s rights or obligations under this Agreement. Any reference in this Agreement to any Party shall be construed accordingly.

18.5	Assignment: This Agreement, and all rights and obligations hereunder, are personal to the Parties and subject to the express provisions of this Agreement, each Party shall not assign, transfer or novate or attempt to assign, transfer or novate all or any of its rights or obligations hereunder to any third party. For the avoidance of doubt, this Clause 18.5 shall not prejudice the rights of the Parties to sell, transfer or otherwise dispose of its Shares in accordance with the terms and conditions of this Agreement or to assign, transfer or novate all or any of its rights or obligations to the transferee in accordance with the terms and conditions of this Agreement. Notwithstanding the foregoing, in the event that the Company conducts a restructuring, capital reorganization, recapitalization or reincorporation, the Company shall procure that any entity that acquires all or substantially all of the Company’s assets or the listing vehicle of the Group shall assume the obligations of the Company under this Agreement upon the consummation of the restructuring.

18.6	Further Acts: The Shareholders shall execute and do and take such steps as may be in their power to, procure that all other necessary persons, if any, execute and do all such further documents, agreements, deeds, acts and things as may be required so that full effect may be given to the provisions of this Agreement.

18.7	Severance: If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

18.8	Counterparts: This Agreement may be signed in any number of counterparts and by the Parties on separate counterparts, each of which when so executed shall be an original, but all counterparts shall together constitute one and the same document. Each counterpart may be signed and executed by a Party and transmitted by facsimile transmission and shall be valid and effectual as if an original.

18.9	Amendment and Variation: No amendment or variation of this Agreement shall be effective unless made in writing and signed by and on behalf of each of the Parties.

18.10	Costs and Expenses: The costs and expenses relating to the drafting, negotiation and execution of this Agreement shall be borne by the Parties in accordance with Clause 10.14 of the Series C Subscription Agreement. The persons appointed to sit on the Board and/or the ACF Committee shall be reimbursed by the Company for their traveling and accommodation expenses when attending the Board and/or ACF Committee meetings and subject to the approval of the Board, such persons may be paid a fee by the Company for such duty and services to be undertaken by them.

19	GOVERNING LAW AND DISPUTE RESOLUTION

19.1	GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

19.2	Dispute Resolution.

(a)	Dispute Resolution. Any disputes, claims or controversies among the parties arising out of or in connection with this Agreement, whether in contract, tort, equity or otherwise and including those relating to the existence, meaning, interpretation, effect, validity, performance, termination or enforcement of this Agreement (all of which are referred to as “Disputes”) shall be referred to and finally resolved through binding and final arbitration in accordance with the Rules of the London Court of International Arbitration (the “Arbitration Rules”) in effect, at the time of commencement of the arbitration. The Arbitration Rules are hereby incorporated by reference into this clause except as modified herein. In such event, each party agrees to submit itself and its property to the jurisdiction of the arbitration tribunal convened to resolve such Dispute.

(b)	Appointment of Arbitrators. The arbitration tribunal shall consist of three arbitrators. One arbitrator shall be nominated by each of the two respective parties in the dispute and the third, who shall be the Chairman of the arbitration tribunal, shall be nominated by the two party nominated arbitrators within 14 calendar days of the last of their appointments (failing which the Chairman shall be selected by the London Court of International Arbitration). It is hereby expressly agreed that if there is more than one claimant party and/or more than one respondent party, the claimant parties shall together nominate one arbitrator and the respondent parties shall together nominate one arbitrator.

(c)	Authority of the Arbitrators. The arbitrators shall have the authority to assess the costs and expenses of the arbitration proceedings (including, but not limited to, the parties’ reasonable legal costs and expenses) and allocate them between the parties in whatever manner or allocation the arbitrators deem appropriate.

(d)	Conduct of the Arbitration. The arbitration proceedings shall be conducted, and the award or decision (the “Award”) of the arbitrators shall be rendered, in the English language.

(e)	Place of Arbitration. The seat, or legal place, of the arbitration shall be London, England.

(f)	Joinder of Disputes. In order to facilitate the comprehensive resolution of related Disputes, all claims among the parties that arise under or in connection with this Agreement may be dealt with in a single set of arbitration proceedings. Upon the request of any party to any arbitration proceedings commenced pursuant to this Clause 19.2, the arbitral tribunal shall consolidate those arbitration proceedings with any other proceedings involving any of the parties hereto, and relating to this Agreement, if the arbitral tribunal determines that:

(i)	there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings; and

(ii)	no party would be materially prejudiced as a result of such consolidation through undue delay or otherwise.

In the event of different determinations of (i) and (ii) by different arbitral tribunals constituted under this Agreement, the ruling of the arbitral tribunal constituted first in time shall be determinative, and unless the parties otherwise agree, such arbitral tribunal shall serve as the arbitral tribunal for any consolidated arbitration proceedings.

(g)	Provisional Remedies. By agreeing to arbitration, the parties to this Agreement do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any Award. Without prejudice to such national court, the arbitral tribunal established under this Clause 19.2 shall have full authority to grant provisional remedies.

(h)	Decision Final.

(i)	The Award shall be final and binding upon the parties as from the date rendered. Judgment upon any Award may be entered in any court having jurisdiction thereof.

(ii)	The parties waive any rights of application or appeal to any court or tribunal of competent jurisdiction to the fullest extent permitted by law in connection with any question of law arising in the course of arbitration or with respect to any Award made except for actions relating to enforcement of this Agreement or arbitral Award and except for actions seeking interim or other provisional relief in aid of arbitration proceeding in any court of competent jurisdiction.

(i)	Payment of the Award. Any monetary award shall be made and payable in US$ free of any tax, deduction or set off. Each party against which the Award assesses a monetary obligation shall pay that obligation on or before the 30th day following the date of the Award or such other date as the Award may provide. The arbitral tribunal shall have the authority to award any remedy or relief proposed by the claimant(s) or respondent(s) in accordance with the terms of this Agreement, including, a declaratory judgment, specific performance of any obligation created under this Agreement or the issuance of any injunction.

(j)	Confidentiality of Arbitration. Once any Dispute has been submitted to arbitration proceedings pursuant to this Clause 19.2, such Dispute shall be resolved in a confidential manner. Unless required by applicable law, neither party shall disclose or permit the disclosure to any person except its counsel, consultants and controlled Affiliates of any information about the evidence adduced or the documents produced by the other party in the arbitration proceedings or about the existence, contents or results of the proceeding except as may be required by a Governmental Authority or as required in an action in aid of arbitration or for enforcement of an arbitral award. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect its interests.

20	TERMINATION

The following Clauses of this Agreement shall automatically terminate upon the consummation of the Qualifying IPO: 2, 3, 4, 5.1, 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.8, 5.9, 6, 7, 8, 10, 12 and 16.

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SCHEDULE 1A

DETAILS OF THE EXISTING SHAREHOLDERS

Shareholder (1)	Contact Particulars (2)
Dr. Li Ge	No. 1 Building, #288 FuTe ZhongLu, Waigaoqiao Free Trade Zone, Shanghai 200131, P.R.China Telephone: 86-21-50463309 Fax: 86-21-50463718 E-mail: geli@pharmatechs.com

J.P. Morgan Trust Company of Delaware, as Trustee of the Ge Li 2006 Grantor Retained Annuity Trust	c/o Dr. Li Ge No. 1 Building, #288 FuTe ZhongLu, Waigaoqiao Free Trade Zone, Shanghai 200131, P.R.China Telephone: 86-21-50463309 Fax: 86-21-50463718 E-mail: geli@pharmatechs.com

EWEP Inc.	c/o Dr. Li Ge No. 1 Building, #288 FuTe ZhongLu, Waigaoqiao Free Trade Zone, Shanghai 200131, P.R.China Telephone: 86-21-50463309 Fax: 86-21-50463718 E-mail: geli@pharmatechs.com

NJZ Advance Limited	c/o Dr. Li Ge No. 1 Building, #288 FuTe ZhongLu, Waigaoqiao Free Trade Zone, Shanghai 200131, P.R.China Telephone: 86-21-50463309 Fax: 86-21-50463718 E-mail: geli@pharmatechs.com

J.P. Morgan Trust Company of Delaware, as Trustee of the Ning Zhao 2006 Grantor Retained Annuity Trust	c/o Dr. Ning Zhao No. 1 Building, #288 FuTe ZhongLu, Waigaoqiao Free Trade Zone, Shanghai 200131, P.R.China Telephone: 86-21-50463512 Fax: 86-21-50463718 E-mail: Zhao_ning@pharmatechs.com

I-Invest World Ltd	c/o Liu Xiaozhong No. 1 Building, #288 FuTe ZhongLu, Waigaoqiao Free Trade Zone, Shanghai 200131, P.R.China Telephone: 86-21-50463317 Fax: 86-21-50463718 E-mail: liuxiaozhong@pharmatechs.com

AssetValue Ltd	c/o Lin Tao No. 1 Building, #288 FuTe ZhongLu, Waigaoqiao Free Trade Zone, Shanghai 200131, P.R.China Telephone: 86-21-50463320 Fax: 86-21-50463718 E-mail:lintao@pharmatechs.com

i-growth Ltd	c/o Zhang Zhaohui No. 1 Building, #288 FuTe ZhongLu, Waigaoqiao Free Trade Zone, Shanghai 200131, P.R.China Telephone: 86-21-50463320 Fax: 86-21-50463718 E-mail: zhangzhaohui@pharmatechs.com

Kaifu Limited	Room 1706,No.6 Building Kingdom Garden, No.9,Wen Hui Yuan North Road, Haidian District, Beijing 100088,P.R.China Telephone: 010-62268962/0086-13601003166/0049-1724136688 Fax: - E-mail: plde@gmx.net

Walter C. Greenblatt	430 Nassau Street, Princeton, NJ08540, USA Telephone: 1-609-497-0793 Fax: 1-609-497 1282 E-mail: wgreenblatt@mba1982.hbs.edu

Dr. J. J. Baldwin	621 Gypsy Hill CR Gwynedd VLY PA 19437, USA Telephone: (1-215) 628 3675 Fax: (1-215) 628 3675 E-mail: sixmilecross@aol.com

UOB Hermes Asia Technology Fund	c/o UOB Venture Management Pte Ltd 80 Raffles Place #30-20 UOB Plaza 2 Singapore 048624 Telephone: (65) 6539 3593/6539 3044 Fax: (65) 6538 2569 E-mail: Jean.ThohJH@UOBgroup.com

UOB JAIC Venture Bio Investments Limited	c/o UOB Bioventures Management Pte Ltd 80 Raffles Place #30-20 UOB Plaza 2 Singapore 048624 Telephone: (65) 6539 3593/6539 3044 Fax: (65) 6538 2569 E-mail: Jean.ThohJH@UOBgroup.com

UOB Venture Technology Investments Ltd	c/o UOB Venture Management Pte Ltd 80 Raffles Place #30-20 UOB Plaza 2 Singapore 048624 Telephone: (65) 6539 3593/6539 3044 Fax: (65) 6538 2569 E-mail: Jean.ThohJH@UOBgroup.com

The Fidelity Greater China Venture Fund L.P.	17/F, One International Finance Center 1 Harbour View Street, Central Hong Kong Telephone: (852) 2629 2833 Fax: (852) 2509 0371 E-mail: daniel.auerbach@fidelity.com/ norman.chen@fidelity.com

New America, L.P.	930 Winter Street, Suite 2500 Waltham, MA 02451, USATelephone: (1- 617) 817 3610 Fax: (1-781) 634 0202 E-mail: simin@tiandigrowth.com

Rexbury Limited	No. 5 Bridge, Mashan, Binhu District, Wuxi, Municipality, Jiangsu Province, P.R. China Telephone: 86-510-8599-4817 Fax: 86-510-8599-4817 E-mail: xyehen@pub.wx.jsinfo.net Attention: Ms. Chen Xiuyu

SCHEDULE 1B

GA

Name of Shareholder	Contact Particulars
General Atlantic Partners (Bermuda), L.P.	c/o General Atlantic Service Company, LLC 3 Pickwick Plaza Greenwich, CT 06830 USA Fax: (203) 302-3044 Email:Drosenstein@generalatlantic.com Attention: David A. Rosenstein

GAP-W International, LLC	c/o General Atlantic Service Company, LLC 3 Pickwick Plaza Greenwich, CT 06830 USA Fax: (203) 302-3044 Email:Drosenstein@generalatlantic.com Attention: David A. Rosenstein

GapStar, LLC	c/o General Atlantic Service Company, LLC 3 Pickwick Plaza Greenwich, CT 06830 USA Fax: (203) 302-3044 Email:Drosenstein@generalatlantic.com Attention: David A. Rosenstein

GAP Coinvestments III, LLC	c/o General Atlantic Service Company, LLC 3 Pickwick Plaza Greenwich, CT 06830 USA Fax: (203) 302-3044 Email:Drosenstein@generalatlantic.com Attention: David A. Rosenstein

GAP Coinvestments IV, LLC	c/o General Atlantic Service Company, LLC 3 Pickwick Plaza Greenwich, CT 06830 USA Fax: (203) 302-3044 Email:Drosenstein@generalatlantic.com Attention: David A. Rosenstein

GAP Coinvestments CDA, L.P.	c/o General Atlantic Service Company, LLC 3 Pickwick Plaza Greenwich, CT 06830 USA Fax: (203) 302-3044 Email:Drosenstein@generalatlantic.com Attention: David A. Rosenstein

GAPCO GmbH & Co. KG	c/o General Atlantic Service Company, LLC 3 Pickwick Plaza Greenwich, CT 06830 USA Fax: (203) 302-3044 Email:Drosenstein@generalatlantic.com Attention: David A. Rosenstein

SCHEDULE 1C

SERIES C FIDELITY INVESTORS

Name of Shareholder	Contact Particulars
Fidelity Asia Ventures Fund L.P.	17/F, One International Finance Center 1 Harbour View Street, Central Hong Kong Telephone: (852) 2629 2833 Fax: (852) 2509 0371 E-mail: daniel.auerbach@fidelity.com/ norman.chen@fidelity.com

Fidelity Asia Principals Fund L.P.	17/F, One International Finance Center 1 Harbour View Street, Central Hong Kong Telephone: (852) 2629 2833 Fax: (852) 2509 0371 E-mail: daniel.auerbach@fidelity.com/ norman.chen@fidelity.com

SCHEDULE 2A

PREFERRED SHAREHOLDERS

Subscribers (1)	Nos. of Series A Preference Shares held (2)	Nos. of Series B Preference Shares held (3)	No. of Series C Preference Shares subscribed (4)
UOB Hermes Asia Technology Fund	140,868	582,917	0
UOB JAIC Venture Bio Investments Limited	45,056	313,083	0
UOB Venture Technology Investments Ltd	0	256,978	0
The Fidelity Greater China Venture Fund L.P.	232,050	1,008,000	0
New America, L.P.	0	495,400	0
General Atlantic Partners (Bermuda), L.P.	0	0	607,157
GAP-W International, LLC	0	0	230,987
GapStar, LLC	0	0	13,859
GAP Coinvestments III, LLC	0	0	55,296
GAP Coinvestments IV, LLC	0	0	12,944
GAP Coinvestments CDA, L.P.	0	0	1,155
GAPCO GmbH & Co. KG	0	0	2,550
Fidelity Asia Ventures Fund L.P.	0	0	319,747
Fidelity Asia Principals Fund L.P.	0	0	11,924
Total	417,974	2,656,378	1,255,619

SCHEDULE 3

PARTICULARS OF THE COMPANY

(Recital A and Clauses 1.1 & 2.1.7)

Registered number:	I.B.C. No. 599267

Registered office:	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

Date and place of Incorporation:	June 3rd, 2004

Directors:	Dr. Li Ge; Mr. Liu Xiao Zhong; Mr. Lin Tao; Mr. Zhang Zhaohui; Mr. Seah Kian Wee; Mr. Daniel Auerbach; Dr. John J. Baldwin; Ms Zhou Simin; Mr Zhu Zhiming

Secretary:	Kandy Secretaries Limited

Registered Agent:	Offshore Incorporations Limited

Accounting reference date:	January 1st to December 31.

Auditors:	Deloitte Touche Tohmatsu

Share capital:

Class	Authorised US$ (1)	Issued US$ (1)	Par Value US$
Ordinary Shares	10,000,000	4,981,200	1.00
Preference	50,000	33,068	0.01

(1)	Prior to the transactions contemplated by the Transaction Documents (as defined in the Series C Subscription Agreement).

Senior Management Personnel:

Name	Position	Address, telephone & fax nos.

Dr. Li Ge	Chairman & CEO	No. 1 Building, #288 FuTe ZhongLu, Waigaoqiao Free Trade Zone, Shanghai 200131, P.R.China; Telephone: 86-21-50463309; Fax: 86-21-50463718

Dr. Tao Lin	Vice President for Internal Operation	No. 1 Building, #288 FuTe ZhongLu, Waigaoqiao Free Trade Zone, Shanghai 200131, P.R.China; Telephone: 86-21-50463320; Fax: 86-21-50463718

Dr. Suhan Tang	Vice President for Process R&D	No. 1 Building, #288 FuTe ZhongLu, Waigaoqiao Free Trade Zone, Shanghai 200131, P.R.China; Telephone: 86-21-50463723; Fax: 86-21-50463718

Dr. Shuhui Chen	Chief Science Officer	No. 1 Building, #288 FuTe ZhongLu, Waigaoqiao Free Trade Zone, Shanghai 200131, P.R.China; Telephone: 86-21-50463721; Fax: 86-21-50463718

Mr. Xiaozhong Liu	Executive Vice President	No. 1 Building, #288 FuTe ZhongLu, Waigaoqiao Free Trade Zone, Shanghai 200131, P.R.China; Telephone: 86-21-50463317; Fax: 86-21-50463718

Dr. Zhaohui Zhang	Vice President for Domestic Marketing	No. 1 Building, #288 FuTe ZhongLu, Waigaoqiao Free Trade Zone, Shanghai 200131, P.R.China; Telephone: 86-21-50463321; Fax: 86-21-50463718

Dr. Ning Zhao	Vice President for Analytical R&D	No. 1 Building, #288 FuTe ZhongLu, Waigaoqiao Free Trade Zone, Shanghai 200131, P.R.China; Telephone: 86-21-50463725; Fax: 86-21-50463718

Dr. Naruhito Masai	Vice President	No. 1 Building, #288 FuTe ZhongLu, Waigaoqiao Free Trade Zone, Shanghai 200131, P.R.China; Telephone: 86-21-50463724; Fax: 86-21-50463718

Mr. Jagdish Sastry	Vice President of Operations	Jiangzhuang Village, Caojing Town, Shanghai 201507, P.R.China; Telephone: 86-21-67256267; Fax: 86-21-67256005

Dr. Angela Wong	Vice President	No. 1 Building, #288 FuTe ZhongLu, Waigaoqiao Free Trade Zone, Shanghai 200131, P.R.China; Telephone: 86-21-50463241; Fax: 86-21-50463718

Mr. Benson Tsang	Chief Financial Officer	No. 1 Building, #288 FuTe ZhongLu, Waigaoqiao Free Trade Zone, Shanghai 200131, P.R.China; Telephone: 86-21-50464100; Fax: 86-21-50463718

Ee Hoon See	Vice President of Human Resources	No. 1 Building, #288 FuTe ZhongLu, Waigaoqiao Free Trade Zone, Shanghai 200131, P.R.China; Telephone: 86-21-50461852; Fax: 86-21-50463718

Dr. Hai Mi	Vice President, Investor Relations	No. 1 Building, #288 FuTe ZhongLu, Waigaoqiao Free Trade Zone, Shanghai 200131, P.R.China; Telephone: 86-21-50461852; Fax: 86-21-50463718

SCHEDULE 4

PART A

PARTICULARS OF THE WXPT GROUP COMPANIES

(Clause 1.1)

A.	WuXi PharmaTech Co., Ltd.

Name	:	WuXi PharmaTech Co., Ltd.

Nature	:	Wholly Foreign-owned Enterprise

Place of incorporation	:	WuXi Municipality, Jiangsu Province, P.R.China

Registration number	:

Date of establishment	:	December 1st, 2000

Registered address	:	No. 5 Bridge, Binhu District, WuXi Municipality, Jiangsu Province, China

Total investment	:	US$16.8 Million

Registered capital	:	US$9 Million

Name of Subscribers	:	WuXi PharmaTech (BVI) Inc.

Names of directors	:	Li Ge; Liu Xiao Zhong; Lin Tao; Zhang Zhao Hui; Seah Kian Wee; Daniel Auerbach; John J. Baldwin

Legal representative	:	Li Ge

B.	Shanghai Branch of WuXi PharmaTech Co., Ltd.

Name	:	Shanghai Branch of WuXi PharmaTech Co., Ltd.

Nature	:	Branch of Sino-foreign Equity Joint Venture

Place of incorporation	:	Shanghai Municipality, P.R.China

Registration number	:

Date of establishment	:	March 29th, 2001

Registered address	:	Section A, 2nd Floor, Building 1, No. 288 FuTe Zhong Road, Shanghai Wai Gao Qiao Free Trade Zone, Shanghai

Total investment	:	N/A

Registered capital	:	N/A

Name of Subscribers	:	N/A

Names of directors	:	N/A

Legal representative	:	Li Ge

C.	Shanghai PharmaTech Co., Ltd.

Name	:	Shanghai PharmaTech Co., Ltd.

Nature	:	Sino-foreign Equity Joint Venture

Place of incorporation	:	Shanghai Municipality, P.R.China

Registration number	:

Date of establishment	:	April 2nd, 2002

Registered address	:	No. 1 Building, #288 FuTe ZhongLu, Wai Gao Qiao Free Trade Zone, Shanghai

Total investment	:	US$18 Million

Registered capital	:	US$8 Million

Name of Subscribers	:	WuXi PharmaTech Co., Ltd.; WuXi PharmaTech (BVI) Inc.

Names of directors	:	Li Ge; Liu Xiao Zhong; Lin Tao; Zhang Zhao Hui; Seah Kian Wee; Daniel Auerbach; John J. Baldwin

Legal representative	:	Li Ge

D.	Shanghai SynTheAll Pharmaceutical Co., Ltd.

Name	:	Shanghai SynTheAll Pharmaceutical Co., Ltd.

Nature	:	Sino-foreign Equity Joint Venture

Place of incorporation	:	Shanghai Municipality, P.R.China

Registration number	:

Date of establishment	:	Jan. 23rd, 2003

Registered address	:	No. 9 GuiHua 3 Road, Jinshan District (West), Shanghai Chemical Industry Park, P.R. China.

Total investment	:	US$ 7.4 Million

Registered capital	:	US$ 3.7 Million

Name of Subscribers	:	WuXi PharmaTech (BVI) Inc. and Shanghai PharmaTech Co., Ltd.

Names of directors	:	Li Ge; Liu Xiao Zhong; Lin Tao; Zhang Zhao Hui; SEAH Kian Wee; Daniel Auerbach; John J. Baldwin

Legal representative	:	Li Ge

E.	Shanghai PharmaTech Chemical Technology Co., Ltd.

Name	:	Shanghai PharmaTech Chemical Technology Co., Ltd.

Nature	:	Sino-foreign Equity Joint Venture

Place of incorporation	:	Shanghai Municipality, P.R.China

Registration number	:

Date of establishment	:	Jan. 27th , 2006

Registered address	:	5th Floor, No. 2 Building, #288 FuTe ZhongLu, Wai Gao Qiao Free Trade Zone, Shanghai

Total investment	:	US$ 710,000

Registered capital	:	US$ 500,000

Name of Subscribers	:	WuXi PharmaTech (BVI) Inc. and Shanghai PharmaTech Co., Ltd.

Names of directors	:	Li Ge; Liu Xiao Zhong; Zhang Zhao Hui

Legal representative	:	Li Ge

F.	Tianjin PharmaTech Co., Ltd.

Name	:	Tianjin PharmaTech Co., Ltd.

Nature	:	Sino-foreign Equity Joint Venture

Place of incorporation	:	Tianjin Municipality, P.R.China

Registration number	:

Date of establishment	:	June 5, 2006

Registered address	:	No. 111, Huanghai Road, Tianjin Economic-technological Development Area, Tianjin, China

Total investment	:	US$ 15,000,000

Registered capital	:	US$ 6,000,000

Name of Subscribers	:	WuXi PharmaTech (BVI) Inc. and WuXi PharmaTech Co., Ltd.

Names of directors	:	Li Ge; Liu Xiao Zhong; Lin Tao; Zhang Zhao Hui; Jean Thoh Jing Herng; Daniel Auerbach; John J. Baldwin

Legal representative	:	Li Ge

G.	Suzhou PharmaTech Co., Ltd.

Name	:	Suzhou PharmaTech Co., Ltd.

Nature	:	Sino-foreign Equity Joint Venture

Place of incorporation	:	Suzhou Municipality, PRC

Registration number	:

Date of establishment	:	October 8, 2006

Registered address	:	40 Feng Jin Road, Wuzhong Economic Development Region

Total investment	:	US$ 60 million

Registered capital	:	US$ 20 million (to be paid)

Name of Subscribers	:	WuXi PharmaTech Co., Ltd.; WuXi PharmaTech (BVI) Inc.

Names of directors	:	Li Ge; Liu Xiao Zhong; Lin Tao; Zhang Zhao Hui; Jean Thoh Jing Herng; Daniel Auerbach; and John J. Baldwin

Legal representative	:	Li Ge

SCHEDULE 5

FORM OF JOINDER

THIS JOINDER is made on the          day of

BETWEEN

(1)	[ ] of [ ] (the “New Shareholder”);

AND

(2)	THE PERSONS WHOSE NAMES ARE SET OUT IN SCHEDULE 1 (collectively the “Current Shareholders” and individually a “Current Shareholder”);

AND

(3)	WUXI PHARMATECH (BVI) INC., a company incorporated in the British Virgin Islands and having its registered address at [ ] (the “Company”).

WHEREAS a second amended and restated joint venture agreement was entered into on February 9, 2007 by and among, inter alia, the Current Shareholders and the Company (the “Joint Venture Agreement”), a copy of which the New Shareholder hereby confirms that it has been supplied with and acknowledges the terms therein.

NOW IT IS AGREED as follows:

1.	In this Joinder, unless the context otherwise requires, words and expressions respectively defined or construed in the Joint Venture Agreement shall have the same meanings when used or referred to herein.

2.	The New Shareholder hereby accedes to and ratifies the Joint Venture Agreement and covenants and agrees with the Current Shareholders and the Company to be bound by the terms of the Joint Venture Agreement as if it had been a party thereto from the outset and to duly and punctually perform and discharge all liabilities and obligations whatsoever from time to time to be performed or discharged by it under or by virtue of the Joint Venture Agreement in all respects as if named as a party therein.

3.	Each of the Current Shareholders and the Company covenants and agrees that the New Shareholder shall be entitled to all the benefits of the terms and conditions of the Joint Venture Agreement to the intent and effect that the New Shareholder shall be deemed, with effect from the date on which the New Shareholder is registered as a shareholder of the Company, to be a party to the Joint Venture Agreement.

4.	This Joinder shall hereafter be read and construed in conjunction and as one document with the Joint Venture Agreement and references in the Joint Venture Agreement to “the Agreement” or “this Agreement”, and references in all other instruments and documents executed thereunder or pursuant thereto to the Joint Venture Agreement, shall for all purposes refer to the Joint Venture Agreement incorporating and as supplemented by this Joinder.

5.	THIS JOINDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

6.	Clause 19.2 of the Joint Venture Agreement shall apply to this Joinder and shall be incorporated herein by reference.

7.	The address of the undersigned for purposes of all notices under the Joint Venture Agreement is: [ ].

[NEW SHAREHOLDER]

By:
Name:
Title:

Schedule 1 to JOINDER

The Current Shareholders

SCHEDULE 6

FORM OF PUT OPTION NOTICE

Date:	[ ]
To:	[ ]

From: [name of subscriber]

We refer to the Second Amended and Restated Joint Venture Agreement dated February 9, 2007 (“Joint Venture Agreement”) made between inter alia yourself and ourselves. Terms defined in the Joint Venture Agreement shall have the same meanings as used herein.

We hereby give you notice that we require you to purchase from us in accordance with the terms and conditions of the Joint Venture Agreement, all the following Option Shares on the date falling thirty (30) Business Days from the date of service of this Put Option Notice on you:-

[state the number and type of Option Shares]

Yours faithfully

Name:

IN WITNESS WHEREOF this Agreement has been entered into the day and year first above written.

The Existing Shareholders

UOB HERMES ASIA TECHNOLOGY FUND

By:	UOB Venture Management Pte Ltd, its investment manager

/s/ Kian-Wee Seah
Name:	Kian-Wee Seah
Title:	Managing Director

UOB JAIC VENTURE BIO INVESTMENTS LTD

By:	UOB Bioventures Management Pte Ltd, its investment manager

/s/ Kian-Wee Seah
Name:	Kian-Wee Seah
Title:	Executive Director

UOB VENTURE TECHNOLOGY INVESTMENTS LTD

By:	UOB Venture Management Pte Ltd, its investment manager

/s/ Kian-Wee Seah
Name:	Kian-Wee Seah
Title:	Managing Director

The Existing Shareholders

FIDELITY GREATER CHINA VENTURES FUND L.P.

By:	FIL Greater China Ltd., its General Partner

/s/ Ben Gufford
Name:	Ben Gufford
Title:	Director

The Existing Shareholders

NEW AMERICA, L.P.

/s/ Oliver D. Curme
Name:	Oliver D. Curme
Title:	Managing Partner

The Existing Shareholders

DR. LI GE

/s/ Ge Li
Name:	Ge Li

I-INVEST WORLD LTD.

/s/ Xiaozhong Liu
Name:	Xiaozhong Liu
Title:	Director

ASSETVALUE LTD.

/s/Tao Lin
Name:	Tao Lin
Title:	Director

I-GROWTH LTD.

/s/ Zhaohui Zhang
Name:	Zhaohui Zhang
Title:	Director

The Existing Shareholders

J.P. MORGAN TRUST COMPANY OF DELAWARE, AS TRUSTEE OF THE GE LI 2006 GRANTOR RETAINED ANNUITY TRUST

/s/ Michael B. Yulsman
Name:	Michael B. Yulsman
Title:	Vice President

J.P. MORGAN TRUST COMPANY OF DELAWARE, AS TRUSTEE OF THE NING ZHAO 2006 GRANTOR RETAINED ANNUITY TRUST

/s/ Michael B. Yulsman
Name:	Michael B. Yulsman
Title:	Vice President

The Existing Shareholders

KAIFU LIMITED

/s/ Peng Li
Name:	Peng Li
Title:	Director

The Existing Shareholders

WALTER C. GREENBLATT

/s/ Walter C. Greenblatt
Name:	Walter C. Greenblatt

The Existing Shareholders

DR. JOHN J. BALDWIN

/s/ John J. Baldwin
Name:	John J. Baldwin

The Existing Shareholders

REXBURY LIMITED

/s/ Zhiming Zhu
Name:	Zhiming Zhu
Title:	Director

The Company

WUXI PHARMATECH (BVI) INC.

/s/ Ge Li
Name:	Ge Li
Title:	Chief Executive Officer

GA

GENERAL ATLANTIC PARTNERS (BERMUDA), L.P.

By:	GAP (BERMUDA) LIMITED, its General Partner

/s/ Matthew Nimetz
Name:	Matthew Nimetz
Title:	Vice President

GAP-W INTERNATIONAL, LLC

/s/ Matthew Nimetz
Name:	Matthew Nimetz
Title:	Vice President

GAP COINVESTMENTS III, LLC

/s/ Matthew Nimetz
Name:	Matthew Nimetz
Title:	A Managing Member

GAP COINVESTMENTS IV, LLC

/s/ Matthew Nimetz
Name:	Matthew Nimetz
Title:	A Managing Member

GAPSTAR, LLC

By:	GENERAL ATLANTIC LLC, its Sole Member

/s/ Matthew Nimetz
Name:	Matthew Nimetz
Title:	Managing Director

GA

GAP COINVESTMENTS CDA, L.P.

By:	GENERAL ATLANTIC LLC, its General Partner

/s/ Matthew Nimetz
Name:	Matthew Nimetz
Title:	Managing Director

GAPCO GMBH & CO. KG

By:	GAPCO MANAGEMENT GMBH, its General Partner

/s/ Matthew Nimetz
Name:	Matthew Nimetz
Title:	Managing Director

Series C Fidelity Investors

FIDELITY ASIA VENTURES FUND L.P.

By:	Fidelity Asia Partners, L.P., its General Partner

By:	FIL Asia Ventures Limited, its General Partner

/s/ Allan Pelvang
Name:	Allan Pelvang
Title:	Director

FIDELITY ASIA PRINCIPALS FUND L.P.

By:	Fidelity Asia Partners, L.P., its General Partner

By:	FIL Asia Ventures Limited, its General Partner

/s/ Allan Pelvang
Name:	Allan Pelvang
Title:	Director